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Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

REGAL ENTERTAINMENT GROUP, as Buyer

and

EASTERN FEDERAL CORPORATION, as Seller

Dated April 27, 2005

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	5.5.	Notification	36
	5.6.	Commercially Reasonable Efforts	37
	5.7.	Interim Financial Statement	37
	5.8.	Payment of Liabilities	37
	5.9.	Current Evidence of Title	37
	5.10.	Physical Condition of Real Property (Other than Environmental Conditions)	40
	5.11.	No Solicitation	40
	5.12.	Consents	41
	5.13.	Estoppels and Consents; SNDAs; Memoranda of Leases	41
	5.14.	REA Estoppels and DDA Estoppels	42
	5.15.	Sandhill Property	42
	5.16.	Retail Center REAs; New Leases	43
	5.17.	Delivery of Property	44
	5.18.	Environmental Investigation; Remediation	44
	5.19.	Environmental Investigation after the Closing Date	46
	5.20.	Tax Deferred Exchange with a Third Party	47
6.	COVENANTS OF BUYER		48
	6.1.	Required Approvals	48
	6.2.	Commercially Reasonable Efforts	48
	6.3.	Guaranty	48
	6.4.	Notification	48
7.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE		48
	7.1.	Accuracy of Representations	48
	7.2.	Seller's Performance	49
	7.3.	Consents	49
	7.4.	Additional Documents	49
	7.5.	No Injunction	49
	7.6.	No Conflict	49
	7.7.	Title Insurance	49
	7.8.	Governmental Authorization	50
	7.9.	Physical Inspection; Environmental Report; Title	50
	7.10.	Sandhill Property	50
8.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE		51
	8.1.	Accuracy of Representations	51
	8.2.	Buyer's Performance	51
	8.3.	Additional Documents	51
	8.4.	No Injunction	51
	8.5.	No Conflict	51
9.	TERMINATION		51
	9.1.	Termination Events	51
	9.2.	Effect of Termination	52
10.	ADDITIONAL COVENANTS		52
	10.1.	Assistance in Proceedings	52
	10.2.	Retention of and Access to Records	52
	10.3.	Further Assurances	53
	10.4.	Restriction on Seller Net Worth	53
	10.5.	Annual Passes	53
	10.6.	Deed Restrictions	53
11.	INDEMNIFICATION; REMEDIES		54
	11.1.	Survival and Materiality	54

ii

	11.2.	Indemnification and Reimbursement By Seller	55
	11.3.	Indemnification and Reimbursement by Buyer	55
	11.4.	Limitations on Amount—Seller	56
	11.5.	Limitations on Amount—Buyer	56
	11.6.	Time Limitations	56
	11.7.	Third-Party Claims	56
	11.8.	Other Claims	58
	11.9.	Remedy	58
	11.10.	Mitigation of Damages	58
	11.11.	Reduction of Damages Attributable to an Actual Tax or Insurance Benefit	58
12.	GENERAL PROVISIONS		59
	12.1.	Expenses	59
	12.2.	Public Announcements	59
	12.3.	Notices	60
	12.4.	Arbitration	61
	12.5.	Enforcement of Section 10.4 of this Agreement	63
	12.6.	Waiver; Remedies Cumulative	63
	12.7.	Entire Agreement and Modification	64
	12.8.	Disclosure Schedule	64
	12.9.	Assignments, Successors and No Third-Party Rights	64
	12.10.	Severability	64
	12.11.	Construction	64
	12.12.	Governing Law	64
	12.13.	Execution of Agreement	64

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ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement") is dated April 27, 2005 (the "Execution Date"), by and between Regal Entertainment Group, a Delaware corporation ("Buyer") and Eastern Federal Corporation, a North Carolina corporation ("Seller").

RECITALS

        Whereas, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets for the consideration and on the terms set forth in this Agreement.

        The parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS AND USAGE

        1.1 Definitions. For purposes of this Agreement, including the Disclosure Schedules, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

        "Affiliate"—of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

        "Agreement"—as defined in the first paragraph of this Agreement.

        "ALTA/ACSM Survey"—a land title survey complying with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, meeting the current accuracy standards jointly adopted by ALTA/ACMS and NSPS and otherwise in form and substance reasonably satisfactory to Buyer.

        "Appurtenances"—all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Real Property, including all easements appurtenant to and for the benefit of any Real Property (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is necessary or appropriate, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

        "Assigned Leases"—as defined in Section 2.1(b).

        "Assumed Liabilities"—as defined in Section 2.4(a).

        "Azalea Square Property"—the Owned Real Property upon which a 16-screen theatre presently exists, and all improvements thereon, having an address of 215 Azalea Square Boulevard in Summerville, South Carolina.

        "Azalea Square Option to Repurchase"—the option contained in that certain Option to Repurchase dated as of December 20, 2002 between Silver Oak Associates, as developer, and QEA, LLC, as exchange accommodator for Seller, an original of which was recorded in Book 3062, Page 105 through 109 of the real property records of the County of Berkeley, State of South Carolina.

        "Balance Sheet"—as defined in Section 3.4.

        "Basket"—as defined in Section 11.4(a).

        "Bill of Sale, Assignment and Assumption "—as defined in Section 2.7(a)(i).

        "Birkdale Property"—the Owned Real Property upon which a 16-screen theatre presently exists, and all improvements thereon, having an address of 16950 Birkdale Commons Parkway in Huntersville, North Carolina.

        "Birkdale Declaration"—that certain Declaration of Right of First Refusal and Option to Repurchase dated as of February 3, 2000 between Birkdale Village, LLC, as developer, and Seller, an original of which was recorded in Book 11069, Pages 795 through 818 of the real property records of the County of Mecklenburg, State of North Carolina.

        "Business Day"—any day other than (a) Saturday or Sunday or (b) any other day on which banks in North Carolina or Tennessee are permitted or required to be closed.

        "Buyer"—as defined in the first paragraph of this Agreement.

        "Buyer Indemnified Persons"—as defined in Section 11.2.

        "Cap"—as defined in Section 11.4(b).

        "Cinema 4 Consent"—the written consent to the assignment by Seller to Buyer of the Cinema 4 Lease which the Cinema 4 Landlord is obligated to give on the terms and conditions set forth in Section 19 of the Cinema 4 Lease.

        "Cinema 4 Landlord"—the current lessor of the Cinema 4 Lease.

        "Cinema 4 Lease"—the Assigned Lease for the Cinema 4 Property.

        "Cinema 4 Memorandum"—the memorandum of lease which the Cinema 4 Landlord is obligated to execute pursuant to Section 24 of the Cinema 4 Lease.

        "Cinema 4 Property"—the Leased Real Property upon which a 4-screen theatre presently exists, and all improvements thereon, having an address of 2250 Roberts Avenue in Lumberton, North Carolina.

        "Closing"—as defined in Section 2.6(a).

        "Closing Consideration"—as defined in Section 2.3(a).

        "Closing Date"—the date on which the Closing actually takes place.

        "Closing Escrow"—as defined in Section 2.6(b).

        "Closing Escrow Holder"—as defined in Section 2.6(b).

        "Code"—the Internal Revenue Code of 1986, as amended. References to the Code are deemed to include references to applicable provisions of Treasury Regulations.

        "Commercially Reasonable Efforts"—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Commercially Reasonable Efforts under this Agreement will not be thereby required to (a) take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or (b) dispose of or make any change to its business, (c) expend any material funds or (d) incur any other material burden or (e) institute litigation, arbitration or other similar proceedings. For purposes of Sections 5.10, 5.18 and 5.19, subparagraphs (a), (c) and (d) of this definition shall not apply; provided, however that any dollar limitations set forth in Sections 5.10, 5.18 and 5.19 shall apply.

        "Confidential Information" shall mean any and all non-public information (whether oral, written, recorded or otherwise communicated) related to the business of the disclosing party (including its Affiliates) which is delivered or disclosed to the receiving party, including negotiations and discussions by and between the parties related to the Contemplated Transactions; provided that "Confidential Information" does not include any information which (a) was known to the receiving party at the time it was disclosed by the disclosing party; (b) is or has become known or available to the public through no unauthorized act of the receiving party; (c) has been approved for release to the public by written authorization of the disclosing party; (d) is or was rightfully received by someone not in violation of a duty of confidentiality; or (e) has been ordered to be disclosed by a Governmental Body, or binding court order or duly authorized subpoena, provided that the receiving party shall first have given written notice of such ordered disclosure to the disclosing party and, to the extent practicable, allowed the disclosing party to seek to protect the confidentiality of the information ordered to be disclosed.

        "Consent"—any approval, consent, ratification, waiver or other authorization.

        "Contemplated Transactions"—all of the transactions contemplated by this Agreement.

        "Contract"—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

        "Control"—the possession of power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Crown Point Property"—the Owned Real Property upon which a 12-screen theatre presently exists, and all improvements thereon, having an address of 9630 Monroe Road, Charlotte, North Carolina.

        "Crown Point REA"—the Reciprocal Easement Agreement attached hereto as Exhibit 5.16, as hereafter modified pursuant to Section 5.16 hereof.

        "Crown Point Retained Land"—the real property described on Schedule 3.6(f)(i).

        "Crown Point Survey"—an ALTA/ACSM Survey of the Crown Point Property and the Crown Point Retained Land.

        "DDA"—any development agreement or redevelopment agreement, to which a city, county, redevelopment agency or similar government agency is a party, pursuant to which the owner or lessee of any Real Property makes covenants relating to the operation or maintenance of the Real Property.

        "Damages"—as defined in Section 11.2.

        "Disapproved Matters"—as defined in Section 5.9.

        "Disapproved Matters Cure Notice"—as defined in Section 5.9.

        "Disapproved Matters Notice"—as defined in Section 5.9.

        "Disapproved Matters Termination Notice"—as defined in Section 5.9.

        "Disclosure Schedule" or "Schedule"—the disclosure schedules delivered by Seller to Buyer or by Buyer to Seller concurrently with the execution and delivery of this Agreement.

        "Due Diligence Deadline"—thirty-five (35) calendar days after the execution of this Agreement.

        "Effective Time"—11:59 p.m. on the Closing Date.

        "Employee Plans"—as defined in Section 3.12(a).

        "Encumbrance"—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

        "Environmental Claims"—all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (excluding diminution in value), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys' and experts' fees and disbursements, based on or arising out of Environmental Laws, including but not limited to the Releases of Hazardous Materials or failures to comply with Environmental Laws.

        "Environmental Condition" means any facts, circumstances or conditions existing prior to the Effective Time, relating to the presence of Hazardous Material in the environment, (including soils, surface water, sediment, or groundwater) in, on, under or emanating from the Real Property, or which otherwise could result in Liability under any Environmental Law and includes any migration or other physical or chemical process that occurs after the Effective Time with respect to facts, circumstances or conditions relating to the presence of Hazardous Materials in, at, on, under or emanating from the Real Property prior to the Effective Time.

        "Environmental Laws"—any Legal Requirements (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act) relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, noise control, or the protection of human health or safety, natural resources, animal health or welfare, or the environment.

        "Environmental Permits"—any permits, licenses, certificates and approvals required under any Environmental Law.

        "ERISA"—the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate"—as defined in Section 3.12(a).

        "Excluded Assets"—as defined in Section 2.2.

        "Execution Date"—as defined in the first paragraph of this Agreement.

        "GAAP"—generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

        "Gap Indemnity"—as defined in Section 7.7.

        "Gift Certificate Obligations"—all obligations to honor gift certificates and advance tickets sold by Seller prior to the Closing Date in accordance with each such certificate's or similar instrument's terms.

        "Governing Documents"—with respect to Seller or Buyer, means articles of incorporation, bylaws or any other charter or similar document adopted or filed in connection with the formation of Seller or Buyer, as applicable, and any amendments or supplements thereto and all shareholders' agreements, voting agreements, registration rights agreements or other agreements or documents relating to organization, management or operation of Seller or Buyer, as applicable, or relating to the rights, duties and obligations of the shareholders.

        "Governmental Authorization"—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement including without limitation any Consent required under the HSR Act or any variance, conditional use permit, special use permit, non-conforming use permit or other zoning or land use permit.

        "Governmental Body"—any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

        "Grant Deed"—as defined in Section 2.7(a)(iii).

        "Hazardous Materials"—any wastes, substances, radiation, or materials (whether solids, liquids or gases) (a) which are listed, defined, or otherwise subject to regulation under any Environmental Law; (b) which contain petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (c) which consist of toxic mold.

        "HSR Act"—the Hart-Scott-Rodino Antitrust Improvements Act.

        "Indemnified Person"—as defined in Section 11.7(a).

        "Indemnifying Person"—as defined in Section 11.7(a).

        "Intellectual Property Assets"—all intellectual property owned, licensed (as licensor or licensee), or otherwise used by Seller, including without limitation, (a) Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications, logos, slogans, trade dress, and the goodwill of the business symbolized by the foregoing; (b) all patents, patent applications, together with all reissuances, continuations, revisions, extensions and reexaminations thereof, and inventions and discoveries that may be patentable; (c) all registered and unregistered copyrights in both published works and unpublished works, including copyright applications, and all other copyrightable works; (d) all rights in mask works; (e) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (f) all rights in internet web sites and internet domain names presently used by Seller.

        "Inventories"—inventories of Seller, wherever located, used in connection with or at the Real Property.

        "IRS"—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

        "Knowledge of Seller" or "Seller's Knowledge"—the actual knowledge of Mr. Carter D. Meiselman and Mr. George A. Royster, Jr. of Seller after reasonable inquiry of Seller's home office employees, officers and district managers and Seller's agents and representatives.

        "Known Breaches"—as defined in Section 11.1(b).

        "Lease"—any lease of Real Property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property.

        "Lease Assignment and Assumption"—as defined in Section 2.7(a)(iv).

        "Leased Real Property"—collectively, (i) the real property leased to Seller under and pursuant to the Assigned Leases, and Appurtenances thereto, and (ii) the real property to be leased to Buyer under and pursuant to the New Leases and New Lease Memoranda, and Appurtenances thereto.

        "Legal Requirement"—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, judgment, order or decree.

        "Liability"—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

        "Manor Property"—the Leased Real Property upon which a 2-screen theatre presently exists, and all improvements thereon, having an address of 609 Providence Road in Charlotte, North Carolina.

        "Material Adverse Effect"—a material adverse effect on any of the business or operations of Seller with respect to the Purchased Assets or the financial condition of Seller.

        "Material Contracts"—as defined in Section 3.16(a).

        "Miracle Property"—the Leased Real Property upon which a 5-screen theatre presently exists, and all improvements thereon, having an address of 1815 Thomasville Road in Tallahassee, Florida.

        "New Lease Memoranda"—memoranda of lease attached as a form of exhibit to the New Leases.

        "New Leases"—as defined in Section 2.1(b).

        "Non-Competition Agreements"—as defined in Section 2.7(a)(vii).

        "North Hills LLC"—Movies at North Hills, LLC, a North Carolina limited liability company.

        "North Hills Property"—the Leased Real Property upon which a 14-screen theatre presently exists, and all improvements thereon, having an address of 4150 Main at North Hills Street in Raleigh, North Carolina.

        "Order"—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

        "Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors, managers, shareholders or members of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

        "Owned Real Property"—as defined in Section 2.1(a).

        "Parent "—Consolidated Realty Company, Inc., a North Carolina corporation.

        "Permitted Encumbrances"—collectively, the Permitted Non-Real Property Encumbrances and the Permitted Real Property Encumbrances.

        "Permitted Non-Real Property Encumbrances"—Encumbrances identified on Schedule 3.6(e) as acceptable to Buyer.

        "Permitted Real Property Encumbrances"—(a) liens for real property taxes and assessments not yet delinquent, (b) all exceptions appearing on the Title Commitments delivered by the Title Company to Buyer, other than those exceptions which Seller is obligated to remove pursuant to Section 5.9, and (c) all matters disclosed on the surveys delivered by Seller to, or obtained by Buyer, other than those matters which Seller is obligated to remove under Section 5.9.

        "Person"—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

        "Phase Is"—as defined in Section 5.18(a).

        "Phase I Deadline"—as defined in Section 5.18(a).

        "Phase I Notice"—as defined in Section 5.18(a).

        "Phase II"—as defined in Section 5.18(a).

        "Phase II Deadline"—as defined in Section 5.18(c).

        "Phase II Notice"—as defined in Section 5.18(c).

        "Physical Inspection Deadline"—as defined in Section 5.10.

        "Polo Property"—the Owned Real Property upon which an 8-screen theatre presently exists, and all improvements thereon, having an address of 9700 Two Notch Road, Columbia, South Carolina.

        "Polo REA"—the Reciprocal Easement Agreement attached hereto as Exhibit 5.16, as hereafter modified pursuant to Section 5.16.

        "Polo Retained Land"—the real property described on Schedule 3.6(f)(ii).

        "Polo Survey"—an ALTA/ACSM Survey of the Polo Property and the Polo Retained Land.

        "Post-Closing Settlement Statement"—as defined in Section 2.8(d).

        "Preliminary Settlement Statement"—as defined in Section 2.8(a).

        "Proceeding"—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Purchase Price"—as defined in Section 2.3(a).

        "Purchased Assets"—as defined in Section 2.1.

        "Purchased Contracts"—as defined in Section 2.1(f).

        "REAs"—all reciprocal easement agreements and similar agreements benefiting or burdening any Real Property.

        "Real Property"—collectively, the Owned Real Property and the Leased Real Property.

        "Record"—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        "Release"—any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

        "Remediation" or "Remediate"—any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, abatement, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

        "Representative"—with respect to a particular Person, any stockholder, director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

        "Restricted Contracts"—as defined in Section 5.12.

        "Retail Center Owned Properties"—collectively, the Crown Point Property, the Polo Property, the Royal Park Property and the Swamp Fox Property.

        "Retail Center REAs"—collectively, the Crown Point REA, the Polo REA, the Royal Park REA and the Swamp Fox REA.

        "Retail Center Surveys"—collectively, the Crown Point Survey, the Polo Survey and the Swamp Fox Survey. Unless otherwise agreed by Seller and Buyer, the Retail Center Surveys shall (a) be ALTA/ACSM Surveys; (b) include the following items specified in Table A of the ALTA/ACMS Standards: 2, 3, 4, 6, 7(a)-(c), 8, 9, 10, 11(a), 13, 14, 15 and 16; (c) contain a certification in form and substance reasonably satisfactory to Buyer, Seller and Title Company; and (d) be performed by a surveyor licensed to perform surveys in the state in which the surveyed property is located.

        "Retained Land"—collectively, the Crown Point Retained Land, the Polo Retained Land, the Royal Park Retained Land and the Swamp Fox Retained Land.

        "Retained Liabilities"—as defined in Section 2.4(b).

        "Royal Park Property"—the Owned Real Property upon which a 16-screen theatre presently exists, and all improvements thereon, having an address of 3702 Newberry Road, Gainesville, Florida.

        "Royal Park REA"—the Agreement (Royal Park) attached hereto as Exhibit 5.16, as hereafter modified pursuant to Section 5.16.

        "Royal Park Retained Land"—the real property described on Schedule 3.6(f)(iii).

        "Royal Park Survey"—an ALTA/ACSM Survey of the Royal Park Property.

        "Sandhill Closing Assignment"—as defined in Section 2.7(a).

        "Sandhill Completion"—as defined in Section 7.10.

        "Sandhill Development Agreement"—that certain Project Development Agreement dated as of November 22, 2004 between the Sandhill Exchange Accommodator and the Sandhill Development Manager, as assigned to, and assumed by, Seller pursuant to the Sandhill Exchange Assignment.

        "Sandhill Development Manager"—Village at Sandhill, LLC, a South Carolina limited liability company.

        "Sandhill Escrow Agreement"—that certain Escrow Agreement dated as of November 22, 2004 between Sandhill Exchange Accommodator, Sandhill Development Manager and The Title Company of North Carolina, as assigned to, and assumed by, Seller pursuant to the Sandhill Exchange Assignment.

        "Sandhill Exchange Accommodator"—TC Sandhill, LLC, a North Carolina limited liability company.

        "Sandhill Exchange Assignment"—collectively, (a) that certain Assignment of Development Agreement dated as of March 23, 2005 between the Sandhill Exchange Accommodator, as assignor, and Seller, as assignee; (b) that certain Assignment of Escrow Agreement dated as of March 23, 2005 between the Sandhill Exchange Accommodator, as assignor, and Seller, as assignee; (c) that certain Assignment of Property Tax Agreement dated as of March 23, 2005 between the Sandhill Exchange Accommodator, as assignor, and Seller, as assignee; and (d) that certain Assignment of Standard Form of Agreement Between Owner and Contractor dated as of March 23, 2005 between the Sandhill Exchange Accommodator, as assignor, and Seller, as assignee.

        "Sandhill Property"—the Owned Real Property upon which a 16-screen stadium theatre is currently being constructed, and all improvements thereon, located within a development commonly known as the Village at Sandhill in Columbia, South Carolina.

        "Sandhill Site Work"—as the term "Site Work" is defined in the Sandhill Development Agreement.

        "Sandhill Tax Agreement"—that certain Property Tax Agreement dated November 19, 2004 between the Sandhill Development Manager and the Sandhill Exchange Accommodator, as assigned to, and assumed by, Seller pursuant to the Sandhill Exchange Assignment

        "Sandhill Theatre Architect"—ADW Architects, P.A., aka Atkinson/Dyer/Watson Architects, PA, a North Carolina professional association.

        "Sandhill Theatre Architect's Agreement"—an oral agreement between the Seller and the Sandhill Theatre Architect with respect to the Sandhill Theatre Work.

        "Sandhill Theatre General Contract"—that certain Standard Form of Agreement between Owner and Contractor (AIA Form A101-1977) dated as of September 27, 2004 between the Sandhill Exchange Accommodator and the Sandhill Theatre General Contractor, as assigned to, and assumed by, Seller pursuant to the Sandhill Exchange Assignment.

        "Sandhill Theatre General Contractor"—Benning Construction Company, a Georgia corporation.

        "Sandhill Theatre Plans and Specifications"—as defined in Section 3.6(i).

        "Sandhill Theatre Work"—the work undertaken, or to be undertaken, to complete the design and construction of a 16-screen stadium movie theatre on the Sandhill Property in accordance with the Sandhill Theatre Plans and Specifications.

        "Sandhill Warranties"—all warranties and guaranties of any kind or nature, express or implied, that have been are or are to delivered by any Person (other than Seller) to the Sandhill Exchange Accommodator, Seller or Buyer pursuant to the Sandhill Theatre General Contract or the Sandhill Development Agreement, or in connection therewith.

        "Seller"—as defined in the first paragraph of this Agreement. Notwithstanding anything to the contrary contained herein, for the purposes of this Agreement, the term Seller shall include, with respect to covenants, representations, warranties and obligations relating to the North Hills Property, North Hills LLC.

        "Seller Indemnified Persons"—as defined in Section 11.3.

        "Seller's Closing Documents"—as defined in Section 3.2(a).

        "Seller's Possession"—means, with respect to Seller, either (i) physically located in the offices of Seller, (ii) physically located at any of the Real Property or (iii) in the possession or control of the representatives or agents of Seller or its Affiliates.

        "Swamp Fox Property"—the Owned Real Property upon which a 14-screen theatre presently exists, and all improvements thereon, having an address of 3400 Radio Road, Florence, South Carolina.

        "Swamp Fox REA"—the Reciprocal Easement Agreement attached hereto as Exhibit 5.16, as hereafter modified pursuant to Section 5.16.

        "Swamp Fox Retained Land"—the real property described on Schedule 3.6(f)(iv).

        "Swamp Fox Survey"—an ALTA/ACSM Survey of the Swamp Fox Property and the Swamp Fox Retained Land.

        "Tangible Personal Property"—all machinery, equipment, tools, furniture, furnishings, fixtures, appliances, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books) and used or useful solely or primarily in connection with Seller's use, occupancy and operation of the Real Property or other Purchased Assets, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

        "Tax"—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

        "Tax Return"—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Theatre Level Cash Flows"—as defined in Section 3.4(b).

        "Third Party"—a Person that is not a party to this Agreement.

        "Third-Party Acquisition"—the occurrence of any of the following events: (i) the acquisition, directly or indirectly, of Seller, by merger or otherwise, by any Person (which includes a "person" as such term is defined in Section 13(b)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) other than Buyer; (ii) the acquisition, directly or indirectly, by a Third Party of any material portion of the Purchased Assets, other than a sale in the ordinary course of business consistent with past practices; (iii) the acquisition, directly or indirectly, by a Third Party of ten percent (10%) or more of the capital stock of the Seller or the issuance by Seller or any of its subsidiaries of a new class of capital stock containing terms which are inconsistent with the consummation of the Contemplated Transactions; (iv) the adoption of a plan of liquidation by Seller; (v) the repurchase by Seller or any of its subsidiaries of more than ten percent (10%) of the outstanding capital stock of Seller or any such subsidiary; or (vi) the acquisition by Seller or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of Seller, other than any such acquisition to which Buyer has consented.

        "Third-Party Claim"—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

        "Threshold Objections"—as defined in Section 5.10.

        "Title Commitments"—as defined in Section 5.9.

        "Title Company"—First American Title Company, 550 South Hope Street, Suite 1950, Los Angeles, California 90071.

        "Title Policies"—as defined in Section 5.9.

        "Trademark License Agreement"—as defined in Section 2.7(a)(ii).

        "Welfare Plan"—any "employee welfare benefit plan" as such term is defined in ERISA Section 3(1).

        1.2 Usage.

          (a)   Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (viii) "or" is used in the inclusive sense of "and/or"; (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and (x) references to documents, instruments or agreements shall be deemed to refer as well to annexes, all addenda, exhibits, schedules or amendments thereto.

          (b)   Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

          (c)   Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.     SALE AND TRANSFER OF PURCHASED ASSETS; CLOSING

        2.1 Purchased Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall, or shall cause its wholly-owned subsidiaries to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller and such subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to the following property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located:

          (a)   the fee interests in the real property (including all buildings, improvements and fixtures located thereon) whose legal descriptions are attached as Schedule 2.1(a) (the "Owned Real Property");

          (b)   the lessee's interests in, and to and under and pursuant to the Leases listed in Schedule 2.1(b)(i) (including all buildings, improvements and fixtures located thereon) (the "Assigned Leases") and the Leases (the "New Leases") with Seller (with respect to the Miracle Property) and Parent (with respect to the Manor Property) whose legal descriptions are attached as Schedule 2.1(b)(ii) (including all buildings, improvements and fixtures located thereon);

          (c)   all Appurtenances which are necessary or appropriate for the use and enjoyment by Buyer of the Real Property or which otherwise benefit the Real Property, including without limitation all REAs, DDAs, rights of way, easements and licenses to the extent benefiting the Real Property;

          (d)   all Tangible Personal Property located at the premises of the Real Property in the Ordinary Course of Business, including those items listed in Schedule 3.6(d) (except to the extent specified in Section 2.2(j));

          (e)   all Inventories;

          (f)    the Contracts (other than the Assigned Leases) listed in Schedule 2.1(f) ("Purchased Contracts");

          (g)   all Governmental Authorizations, and all pending applications therefor or renewals thereof, listed in Schedule 3.13(b) and held by Seller relating to the Purchased Assets;

          (h)   all data and Records related to the operation of the Purchased Assets, including client and customer lists and Records, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and, subject to Legal Requirements, copies of all personnel Records;

          (i)    all insurance benefits, including rights and proceeds, claimed in connection with Purchased Assets impaired as of the Closing Date;

          (j)    all claims of Seller against third parties arising out of or relating to the Assumed Liabilities, whether known or unknown, contingent or noncontingent and all claims of Seller against third parties relating to the Purchased Assets, whether known or unknown, contingent or noncontingent;

          (k)   all rights of Seller relating to deposits, prepaid rents and prepaid expenses, claims for refunds and rights to offset in respect thereof that are related to the Purchased Assets;

          (l)    theatre cash remaining on the Closing Date in theatres being acquired as part of the Real Property; and

          (m)  all goodwill associated with the Purchased Assets.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Purchased Assets." Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

        2.2 Excluded Assets. Notwithstanding anything elsewhere in this Agreement, all of the assets of Seller not specifically listed in Section 2.1 (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller after the Closing, including:

          (a)   all Contracts of Seller that are not listed in Schedule 2.1(b)(i) or Schedule 2.1(f), including without limitation, all Contracts of Seller that are concession arrangements, beverage agreements, theatre advertising arrangements or other theatre operations contacts, any construction (other than as provided in the Sandhill Closing Assignment) or theatre maintenance contract or any indemnification agreement associated with any of the Purchased Assets;

          (b)   all rights in connection with and assets of any Employee Plans;

          (c)   all shares of capital stock or other ownership interests in any other Person;

          (d)   all cash, cash equivalents, accounts receivable for revenues booked for periods prior to the Effective Time and short-term investments (except as specified in 2.1(l));

          (e)   all minute books, stock Records, corporate seals and Tax Records;

          (f)    all insurance policies and rights thereunder (except to the extent specified in Section 2.1(i));

          (g)   all personnel Records and other Records that Seller is required by law to retain in its possession;

          (h)   all claims for refunds of Taxes and other governmental charges of whatever nature for periods prior to the Effective Time;

          (i)    all Intellectual Property Assets; and

          (j)    the items of Tangible Personal Property set forth on Schedule 2.2(j) provided by product vendors to Seller in exchange for Seller's continued purchase of each of such vendor's products.

        2.3 Consideration; Payment.

          (a)   Consideration. In consideration for the Purchased Assets and Seller's performance of their respective obligations under this Agreement, Buyer shall pay an aggregate purchase price (the "Purchase Price") of (a) $127,600,000 plus or minus the adjustments to the Purchase Price pursuant to Section 2.8 (the "Closing Consideration") and (b) plus the assumption of the Assumed Liabilities. At Closing, Buyer shall pay through the Closing Escrow Holder by wire transfer the Closing Consideration.

          (b)   Payment. All funds required to be delivered to the Closing Escrow Holder pursuant to this Agreement shall be delivered on the Closing Date by wire transfer of immediately available funds, prior to the time at which the Title Company shall record documents pursuant to Section 2.7(c) pursuant to such wiring instructions as the Closing Escrow Holder shall provide to Buyer and Seller. All funds required to be delivered by the Closing Escrow Holder to Seller on the Closing Date pursuant to this Agreement shall be delivered by wire transfer of immediately available funds pursuant to wiring instructions to be delivered to the Closing Escrow Holder by Seller prior to the Closing Date.

        2.4 Liabilities.

          (a)   Assumed Liabilities. Unless explicitly set forth below, Buyer shall not assume any Liabilities of Seller. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):

            (i)    all Liabilities under Purchased Assets that arise after the Effective Time and relate to facts, circumstances or conditions initiated or first occurring after the Effective Time (except as set forth in Section 2.4(b) below);

            (ii)   all Liabilities arising after the Effective Time for Seller's obligations under Permitted Encumbrances;

            (iii)  subject to Section 2.10 below, the Gift Certificate Obligations, together with Seller's obligation to honor (without charge to the holder thereof) those certain courtesy passes listed on Schedule 2.4(a)(iii) through the stated expiration date of such courtesy passes; and

            (iv)  the obligation to the Sandhill Master Developer under both the second sentence of Section 2 and the second sentence of Section 3 of the Sandhill Tax Agreement as set forth in Section 6 of the Sandhill Closing Assignment.

          (b)   Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Seller. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities, including without limitation:

            (i)    any Liability to any Third Party under any Purchased Assets that arises after the Effective Time but that relates to facts, circumstances or conditions that occurred prior to the Effective Time, including without limitation any breach or non-compliance of a Purchased Contract or Assigned Lease;

            (ii)   any Liability for Taxes, including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Purchased Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement (including but not limited to any transfer taxes, withholding taxes or sales taxes payable in connection with the sale by Seller to Buyer of the Purchased Assets), (C) any deferred Taxes of any nature, and (D) Taxes related to the Excluded Assets, and (E) all other Taxes of Seller. Notwithstanding anything to the contrary in this Agreement, any supplemental real property taxes to the extent relating to the period after the Effective Time or increase in real property taxes to the extent relating to the period after the Effective Time and resulting from the sale by Seller to Buyer of the Assigned Leases or the Owned Real Property shall be payable by Buyer. Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 2.5, Seller reserves the right to meet with governmental officials and to contest, by reasonable means, any reassessment or assessment of the Leased Real Property, the Owned Real Property or any portion thereof, to the extent relating to the period prior to the Effective Time, and to attempt, by reasonable means, to obtain a refund for any Taxes previously paid by Seller. Seller shall retain all rights with respect to any refund of Taxes to the extent relating to the period prior to the Effective Time;

            (iii)  any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller's credit facilities or any security interest related thereto;

            (iv)  any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, COBRA, or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

            (v)   any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Affiliates;

            (vi)  any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

            (vii) any Liability of Seller to any shareholder or Affiliates of Seller;

            (viii) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

            (ix)  any Liability to distribute to any of Seller's shareholder or otherwise apply all or any part of the consideration received hereunder;

            (x)   any Liability arising out of any Proceeding pending as of the Effective Time;

            (xi)  any Liability to any Third Party arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

            (xii) any Liability to any Third Party arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

            (xiii) any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time;

            (xiv) any Liability for non-compliance with bulk sales laws;

            (xv) any Liability to any Third Party arising out of the ownership or operation of the Purchased Assets attributable to Seller prior to the Effective Time; and

            (xvi) any Liability relating or arising from the Excluded Assets.

        2.5 Allocation. The Purchase Price shall be allocated among the Real Property and other Purchased Assets in accordance with Schedule 2.5. At and after the Closing, Buyer and Seller shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code, payment of transfer tax, re-assessments of the value of the Owned Real Property and other withholdings. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) calendar days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

        2.6 Closing.

          (a)   The purchase and sale provided for in this Agreement (the "Closing") will take place on the later of (i) two (2) Business Days following the date that Seller delivers written notice to Buyer that the Sandhill Completion has occurred, together with reasonable evidence thereof or (ii) the date that is two (2) Business Days following the satisfaction and/or waiver of all conditions to Closing set forth in Sections 7 and 8 (other than those conditions contemplated to be satisfied at the Closing), unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

          (b)   Upon execution of this Agreement, the parties hereto shall open an escrow (the "Closing Escrow") by depositing with Title Company, in its capacity as escrow holder for this transaction ("Closing Escrow Holder") an executed counterpart of this Agreement. All escrow instructions shall be addressed to the Closing Escrow Holder, to the attention of Valerie Curry or Glen Trowbridge, who shall be responsible, on behalf of the Closing Escrow Holder, for the escrow under this Agreement. This Agreement shall serve as the instructions to the Closing Escrow Holder for consummation of the purchase and sale contemplated hereby. The Closing Escrow Holder shall signify its acknowledgment and agreement to the escrow instructions contained herein by execution of the acknowledgment immediately following the signature page hereof. Seller and Buyer shall execute such supplemental escrow instructions as may be appropriate to enable the Closing Escrow Holder to comply with the terms of this Agreement. In the event of any conflict between the provisions of this Agreement and any supplemental escrow instructions executed by either Buyer or Seller, but not both Buyer and Seller, the terms of this Agreement shall control. In the event of any conflict between the provisions of this Agreement and any supplemental escrow instructions executed by both Buyer and Seller, the terms of such supplemental escrow instructions shall control. Written instructions to the Closing Escrow Holder from Seller's counsel, in the case of Seller, or from Buyer's counsel, in the case of Buyer, shall be deemed given by, and shall be binding upon, the party whose counsel gave such instructions to the Closing Escrow Holder, provided that escrow instructions given by counsel may be supplemental to, but not inconsistent with, the terms of this Agreement.

        2.7 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          (a)   Seller shall deliver as applicable:

            (i)    to Buyer, two original counterparts of the bill of sale, assignment and assumption agreement substantially in the form of Exhibit 2.7(a)(i) (the "Bill of Sale, Assignment and Assumption") duly executed by Seller;

            (ii)   to Buyer, two original counterparts to the trademark license agreement substantially in the form of Exhibit 2.7(a)(ii) (the "Trademark License Agreement") duly executed by Seller;

            (iii)  to the Closing Escrow Holder, one original of a granting deed for each Owned Real Property substantially in the three forms, respectively, attached hereto as Exhibit 2.7(a)(iii) for each of North Carolina, South Carolina, and Florida (each a "Grant Deed") duly executed and acknowledged by Seller and otherwise in recordable form;

            (iv)  to Buyer, for each Assigned Lease, two original counterparts of the assignment and assumption agreement in the form of Exhibit 2.7(a)(iv)(1) duly executed and acknowledged by Seller and the lessors thereof; and to the Closing Escrow Holder, with respect to the Assigned Lease for the North Hills Property, two original counterparts of the memorandum of assignment in the form of Exhibit 2.7(a)(iv)(2) duly executed and acknowledged by Seller, and otherwise in recordable form; and to the Closing Escrow Holder, with respect to the Assigned Lease for the Cinema 4 Property, two original counterparts of the Cinema 4 Memorandum, duly executed and acknowledged by Seller and the Cinema 4 Landlord, and otherwise in recordable form (it being agreed that Buyer and Seller shall make such changes to the form as may be necessary or reasonably appropriate under the state laws of North Carolina, South Carolina or Florida) (each a "Lease Assignment and Assumption");

            (v)   to Buyer, two original counterparts of each of the New Leases, duly executed (and initialed if and where appropriate) by Seller (with respect to the Miracle Property) and by Parent (with respect to the Manor Property) and, to the Closing Escrow Holder, two original counterparts of the New Lease Memoranda, duly executed and acknowledged by Seller (with respect to the Miracle Property) and Parent (with respect to the Manor Property), and otherwise in recordable form;

            (vi)  to Buyer or the Closing Escrow Holder, as applicable, such other deeds, bills of sale, assignments, certificates of title, transfer tax certifications or affidavits, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and duly executed by Seller;

            (vii) to Buyer, two original counterparts to the noncompetition and nonsolicitation agreements substantially in the form of Exhibit 2.7(a)(vii), duly executed by each of Parent, Seller, Mr. Carter D. Meiselman and Ms. Carole M. Meiselman (the "Noncompetition Agreements");

            (viii) to Buyer, a certificate duly executed by Seller as to the accuracy of its representations and warranties as of the Execution Date and as of the Closing in accordance with Section 7.1 and as to Seller's compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

            (ix)  to the Closing Escrow Holder, one original of a certificate of non-foreign status of Seller (FIRPTA), and any similar certificates necessary or appropriate under the state or local laws of the jurisdictions in which the Purchased Assets are located, duly executed by Seller;

            (x)   to Buyer, an original certificate of the secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's shareholders and Board of Directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;

            (xi)  to Buyer, pay-off letters or lien releases, Uniform Commercial Code termination statements and other similar documents as may be necessary to provide reasonable evidence that all items of intangible personal property, Tangible Personal Property and fixtures comprising Purchased Assets are free and clear of Encumbrances as of the Closing, other than Permitted Encumbrances;

            (xii) to the Closing Escrow Holder, with respect to the Real Property which is encumbered by a mortgage or deed of trust on the Seller's interest, a payoff demand and/or a request for full reconveyance duly executed by the beneficiary thereof and/or a full reconveyance or release duly executed by the trustee or mortgagee thereof, and in form and substance satisfactory to the Title Company;

            (xiii) to the Closing Escrow Holder, such other instruments, certificates and affidavits as may reasonably be requested by the Title Company in connection with the issuance of the Title Policies, duly executed by Seller;

            (xiv) to the Buyer, one original of any estoppels and consents required pursuant to Section 5.13, in form and substance satisfactory to Buyer;

            (xv) to the Closing Escrow Holder, one original of any non-disturbance agreement required pursuant to Section 5.13, in form and substance satisfactory to Buyer;

            (xvi) to the Closing Escrow Holder, one original of any memoranda of lease required pursuant to Section 5.13, in form and substance satisfactory to Buyer;

            (xvii) to the Buyer, one original of any estoppels from the parties to the REAs and the DDAs that Seller obtains pursuant to Section 5.13, in form and substance satisfactory to Buyer;

            (xviii) to Buyer, two originals of the assignment and indemnity agreement in the form of Exhibit 2.7(a)(xviii) attached hereto (the "Sandhill Closing Assignment"), duly executed by Seller, together with consents thereto duly executed by the Sandhill Development Manager, the Sandhill Theatre General Contractor and the Sandhill Theatre Architect;

            (xix) to the Closing Escrow Holder, two original counterparts of each of the Retail Center REAs, duly executed and acknowledged by Seller and/or Parent, as applicable and otherwise in recordable form, and two original subordinations in the form included in the Retail Center REAs, duly executed and acknowledged by the holder of any mortgage or deed of trust encumbering the related Retained Land, and otherwise in recordable form; and

            (xx) to the Buyer, two original counterparts of the letter agreement between Parent and Buyer required pursuant to Section 10.4, duly executed by Seller.

          (b)   Buyer shall deliver:

            (i)    to the Closing Escrow Holder, the Closing Consideration;

            (ii)   to Seller, two original counterparts of the Bill of Sale, Assignment and Assumption duly executed by Buyer;

            (iii)  to Seller, two original counterparts of the Trademark License Agreement duly executed by Buyer;

            (iv)  to Seller, for each Assigned Lease, two original counterparts of the Lease Assignment and Assumptions duly executed and acknowledged by Buyer; and to the Closing Holder, with respect to the Assigned Lease for the North Hills Property, two original counterparts of the memorandum of assignment in the form of Exhibit 2.7(a)(iv)(2) duly executed and acknowledged by Buyer, and otherwise in recordable form; and with respect to the Assigned Lease for the Cinema 4 Property, two original counterparts of the Cinema 4 Memorandum, duly executed and acknowledged by Buyer, and otherwise in recordable form;

            (v)   to Seller, two original counterparts to the New Leases duly executed by Buyer, and, to the Closing Escrow Holder, two original counterparts of the New Lease Memoranda, duly executed and acknowledged by Buyer, and otherwise in recordable form;

            (vi)  to Seller, two original counterparts of each of the Noncompetition Agreements duly executed by Buyer;

            (vii) to Seller, an original certificate executed by Buyer as to the accuracy of its representations and warranties as of the Execution Date and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

            (viii) to Seller, an original certificate of the secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation and bylaws of Seller, certifying and attaching all requisite resolutions or actions of Seller's shareholders and Board of Directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;

            (ix)  to the Closing Escrow Holder, two original counterparts of each of the Retail Center REAs, duly executed and acknowledged by Buyer and otherwise in recordable form; and

            (x)   to the Seller, two original counterparts of the letter agreement between Parent and Buyer required pursuant to Section 10.4, duly executed by Buyer.

          (c)   Provided that the Closing Escrow Holder has received all the items to be delivered to it described in Sections 2.7(a) and (b) hereof, and provided further that the Title Company is irrevocably and unconditionally prepared and committed to deliver to Buyer the Title Policies, the Closing Escrow Holder (subject to the written approval, prior to Closing, by Buyer and Seller, which written approval shall not be unreasonably withheld, conditioned or delayed) is authorized and instructed as early as possible on the Closing Date to do the following:

            (i)    Record the Lease Assignments and Assumptions, the memorandum of leases (including the New Lease Memoranda), SNDAs, and NDAs in the official records of the counties in which the Leased Real Property is located, in such order or orders as Buyer may reasonably request pursuant to separate written instructions given by Buyer to the Closing Escrow Holder; provided, however, the recording of any of the foregoing shall not be a requirement of Closing to the extent Closing Escrow Holder has received an appropriate Gap Indemnity with respect to the Leased Real Property, and Title Company is irrevocably and unconditionally committed to issue the Title Policies for the Leased Real Property without an exception for the gap between the Closing and the recording of such instruments;

            (ii)   Record the Grant Deeds and the Retail Center REAs in the official records of the counties in which the Owned Real Property is located; provided, however, the recording of any of the foregoing shall not be a requirement of Closing to the extent Closing Escrow Holder has received an appropriate Gap Indemnity with respect to the Owned Real Property and Title Company is irrevocably committed to issue the Title Policies for the Owned Real Property without an exception for the gap between the Closing and the recording of such instruments;

            (iii)  Deliver the Closing Consideration in accordance with a settlement statement to be prepared by the Closing Escrow Holder in accordance with the terms of this Agreement prior to Closing;

            (iv)  Deliver to Seller each of the documents set forth on Schedule 2.7(c)(iv);

            (v)   Deliver to Buyer each of the documents set forth on Schedule 2.7(c)(v); and

            (vi)  Return any other item to the party who delivered it to the Closing Escrow Holder.

The Closing Escrow Holder is hereby authorized and instructed to date the Lease Assignment and Assumptions, the New Lease Memoranda, the Grant Deeds and the Retail Center REAs, to the extent not already dated, as of the Closing Date. The Closing Escrow Holder is hereby authorized and instructed to date as of the Closing Date any other document delivered by the parties hereto which has not theretofore been dated. As soon as reasonably practicable, Seller shall provide the Closing Escrow Holder with a copy of the Preliminary Settlement Statement agreed to by Buyer and Seller in accordance with Section 2.8. The Closing Escrow Holder shall deliver the Title Policies and a conformed copy of the Lease Assignments and Assumptions and Grant Deeds to Buyer not more than seven Business Days after the Closing Date.

        2.8 Prorations Adjustment.

          (a)   The items of income and expense, as the case may be, set forth below shall be prorated as of the Effective Time, so that Seller shall bear all such income and expense with respect to the Purchased Assets through and including the period preceding the Effective Time, and Buyer shall bear all such income and expense with respect to the Purchased Assets on and after the Effective Time. Prorations shall be made pursuant to a preliminary settlement statement ("Preliminary Settlement Statement") prepared in good faith and delivered by Seller to Buyer not earlier than 20 calendar days and not later than 10 calendar days prior to Closing, together with such supplemental calculations and information as shall be reasonably necessary or appropriate to enable Buyer to determine the accuracy thereof. The Preliminary Settlement Statement shall be based upon the most current and reliable information reasonably available to Seller at the time of its delivery, and may be based upon estimates where actual amounts are impractical to obtain or verify. Within 5 calendar days of Buyer's receipt of the Preliminary Settlement Statement, Buyer shall notify the Seller in writing whether Buyer approves the Preliminary Settlement Statement. If Buyer approves the Preliminary Settlement Statement, or fails to notify Seller of its disapproval at the time specified above, then the proration amount shall be as set forth on the Preliminary Settlement Statement initially delivered by Seller to Buyer. If Buyer disapproves the Preliminary Settlement Statement, then the Seller and Buyer shall use Commercially Reasonable Efforts to agree upon the amounts to be set forth on such Preliminary Settlement Statement. The amounts set forth on the Preliminary Settlement Statement shall be subject to adjustment or correction on the Post Closing Settlement Statement. Buyer's approval or disapproval of the Preliminary

  Settlement Statement shall not be a condition to Closing, and any disagreements regarding the Preliminary Settlement Statement shall be resolved at the time and in the manner provided for resolution of disagreements about the Post Closing Settlement Statement. If Buyer and Seller are unable to resolve all disagreements regarding the Preliminary Settlement Statement of Seller prior to the Closing, then the proration amount shall be as set forth on the Preliminary Settlement Statement initially delivered by Seller to Buyer, with such modifications thereto, if any, to which Buyer and Seller have agreed.

          (b)   The Preliminary Settlement Statement shall set forth the following information as a credit or debit to Buyer or Seller as applicable:

            (i)    (A) Real property taxes and assessments which are (x) a lien against the Real Property, (y) separately assessed against such premises and (z) payable by Seller directly to the tax collector or reimbursed dollar for dollar to the corresponding lessor, shall be prorated as of the Closing Date and any such amount up to and including the Closing Date shall be Seller's obligation and any amount after the Closing Date shall be Buyer's obligation and (B) real property Taxes and assessments which are a lien against the Real Property, but are not separately assessed, or are neither payable by Seller directly to the tax collector or reimbursed dollar for dollar to the lessor, shall be allocated between Buyer and the Seller in a reasonable manner, based upon the best estimates of Buyer and Seller and, in the case of the Assigned Leases, prior billings therefor by the corresponding lessor.

            (ii)   Personal property taxes, sales taxes, and other state, county and municipal Taxes other than those Taxes on real property described in Section 2.8(b)(i) above (but not including any Tax based on income), imposed on a periodic basis and payable for a taxable period that includes (but does not end on) the Closing Date and arising out of the ownership or operation of the Purchased Assets, shall be prorated as of the Closing Date and any such amount up to and including the Closing Date shall be Seller's obligation and any amount after the Closing Date shall be Buyer's obligation.

            (iii)  Monthly or other periodic rent under the Assigned Leases, whether paid in arrears or in advance.

            (iv)  Additional rent under the Assigned Leases including without limitation additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred, or to be incurred, in connection with the ownership, operation, maintenance and management of the Real Property, whether paid in arrears or in advance.

            (v)   Payments and charges under Purchased Contracts and Assigned Leases (to the extent such payments and charges are included in the Assumed Liabilities).

            (vi)  Electrical, gas, telephone, sewer and water utility service for the Real Property. Seller shall use Commercially Reasonable Efforts to cause meters to be read for such utilities as close to the Effective Time as possible. To the extent such meters are read, adjustments shall be based upon such readings, using the number of Business Days prior to and after the reading, and prior to and after the Effective Time. To the extent such meters are not read, adjustments shall be made using the most recently received bill for such utility service. In no event shall Seller cause any of the services to be physically terminated, shut off or interrupted; provided, however, Seller shall not be responsible for any service interruption if Buyer does not make reasonable efforts to establish or continue any service with the applicable utility service provider following the Closing Date. Seller and Buyer shall use Commercially Reasonable Efforts to cause Seller to be released from obligations to (or to cause non-cash deposits to be released by) all applicable utility service providers. In the event Seller is charged by, and pays, any Person for any such utilities or services for the period after the

    Effective Time, such amounts shall be included in the Post-Closing Settlement Statement upon delivery by Seller to Buyer of an invoice itemizing such charges and payments made by Seller, together with reasonable evidence that Seller has paid such amounts.

            (vii) Payments or assessments in respect of any REAs affecting the Assigned Leases to the extent payable by the lessee thereunder or in respect of any REAs affecting the Owned Real Property.

            (viii) Seller shall be entitled to a credit for theatre cash remaining on the Closing Date in Seller's theatres being acquired as part of the Real Property.

            (ix)  if not previously paid by Seller pursuant to Section 5.9(d) prior to Closing, Buyer shall be entitled to a credit in the amount of $4,418.17 with respect to the rollback taxes on the Sandhill Property referenced in Section 2 of the Sandhill Tax Agreement.

            (x)   if not previously paid by Seller pursuant to Section 5.9(d) prior to Closing, Buyer shall be entitled to a credit in the amount of $907,432.83 with respect to the assessments on the Sandhill Property for the Village at Sandhill Improvement District.

          (c)   If and to the extent the aggregate of Seller's credits exceed the aggregate of Buyer's credits set forth in Sections 2.8(b), an amount equal to such excess shall be paid by Buyer to Seller at Closing. If and to the extent the aggregate of Buyer's credits exceed the aggregate of Seller's credits with respect to Seller set forth in Sections 2.8(b), an amount equal to such excess shall be deducted by Buyer from the Closing Consideration.

          (d)   Buyer shall deliver a post-closing settlement statement (the "Post-Closing Settlement Statement") to Seller not later than April 15, 2006, together with such supplemental calculations and information as shall be reasonably necessary or appropriate to enable Seller to determine the accuracy thereof. The Post-Closing Settlement Statement shall be based upon the most current and reliable information reasonably available to Buyer at the time of its delivery. Within 30 calendar days of the Seller's receipt of the Post-Closing Settlement Statement, Seller shall notify the Buyer in writing whether Seller approves the Post-Closing Settlement Statement. If Seller approves the Post-Closing Settlement Statement, or fails to notify Buyer of its disapproval in the manner and within the time specified above, then the Post-Closing Settlement Statement shall be as delivered to Seller. If Seller disapproves the Post-Closing Settlement Statement, then the Seller and Buyer shall use Commercially Reasonable Efforts to agree upon the amounts to be set forth in the Post-Closing Settlement Statement, and the Post-Closing Settlement Statement shall be amended accordingly. If Seller and Buyer cannot agree upon the amounts to be set forth in the Post-Closing Settlement Statement, then the accounting firm of PricewaterhouseCoopers, or its successor, is designated to act as sole arbitrator and to decide all points of disagreement with respect to the Post-Closing Settlement Statement, such decision to be binding on the parties. If such firm is unwilling or unable to serve in such capacity, then the Seller and Buyer shall use Commercially Reasonable Efforts to designate and retain another mutually acceptable nationally-recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this Section 2.8. The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by Seller and Buyer. Within 5 Business Days after the Post-Closing Settlement Statement has been agreed upon or disagreements resolved, Buyer or the Seller, as the case may be, shall promptly make a payment by wire transfer of immediately available funds to the other party in an amount equal to the difference between the closing payment set forth on the Preliminary Settlement Statement and the proration amount set forth on the Post-Closing Settlement Statement, together with interest for the period from and including the Closing Date through and including the date of payment at the "prime" rate of interest as published from time to time by The Wall Street Journal in its "Money Rates" section in effect from time to time during such period.

        2.9 Closing Payments to Lenders. The applicable portion of the Purchase Price will be applied to payment of Liabilities owing by the Seller as of the Closing Date to the lenders identified on Schedule 2.9. Such amounts shall be wired by the Closing Escrow Holder directly to such lenders at Closing.

        2.10 Gift Certificate Obligations. Seller shall reimburse Buyer for any Gift Certificate Obligations honored by Buyer during the 12-month period after Closing. Within 30 calendar days of the end of each calendar month, Buyer shall submit to Seller for reimbursement invoices setting forth the Gift Certification Obligations honored by Buyer for the applicable period. Seller shall pay the amount set forth in the invoice to Buyer within 30 calendar days of receipt of each such invoice. Seller shall have no reimbursement obligation to Buyer for periods after such twelve (12) month period.

3.     REPRESENTATIONS AND WARRANTIES OF SELLER

        The following representations and warranties are made to Buyer by Seller and are complete and correct as of the Execution Date:

        3.1 Organization and Good Standing.

          (a)   Schedule 3.1(a) contains a complete and accurate list of Seller's jurisdiction of organization and any other jurisdictions in which it is qualified to do business as a foreign entity. Seller is a corporation duly organized and validly existing under the laws of the State of North Carolina, its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not have a Material Adverse Effect on Seller or the Purchased Assets.

          (b)   Complete and accurate copies of the Governing Documents of Seller, as currently in effect, have been delivered to Buyer.

          (c)   Except as disclosed in Schedule 3.1(c), Seller does not own any shares of capital stock or other securities of any other Person (other than securities publicly traded on a nationally recognized stock exchange or over-the-counter market).

        3.2 Enforceability; Authority; No Conflict.

          (a)   This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Upon the execution and delivery by Seller of the Bill of Sale, Assignment and Assumption, and each other agreement to be executed or delivered by Seller at the Closing (collectively, the "Seller's Closing Documents"), and the execution and delivery of such documents by the other parties thereto, Seller "s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents and such action has been duly authorized by all necessary action by Seller's shareholder and Board of Directors.

          (b)   Except as set forth in Schedule 3.2(b) (which, among other things, lists Persons from whom Consents are to be obtained in connection with the Contemplated Transactions), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i)    breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution or Consent adopted by the shareholders or Board of Directors of Seller or Parent;

            (ii)   breach, conflict with or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Purchased Assets, may be subject;

            (iii)  contravene or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Purchased Assets;

            (iv)  breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Seller is a party; or

            (v)   result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

          (c)   Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3 Capitalization. The authorized equity securities of Seller consist of ten million (10,000,000) shares, seven hundred and seventeen thousand, six hundred and sixty-eight (717,668) of which are issued and outstanding and are owned by Parent. The authorized equity securities of Parent consist of one million (1,000,000) shares, five hundred and nineteen thousand, and thirty-five (519,035) of which are issued and outstanding and two hundred and eighty-one thousand two hundred and thirty-eight (281,238) of which are owned by Mr. Carter D. Meiselman and two hundred and thirty-seven thousand seven hundred and ninety-seven (237,797) of which are owned by Ms. Carole M. Meiselman. Except as set forth on Schedule 3.3, there are no Contracts relating to the issuance, sale or transfer of any equity interest or other securities of Seller or Parent.

        3.4 Financial Statement.

          (a)   Seller has delivered to Buyer: (i) an audited balance sheet of Seller as of December 31, 2004 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Cherry, Bekaert & Holland, L.L.P., independent certified public accountants; and (ii) audited balance sheets of Seller as of December 31 in each of the fiscal years 2001 through 2003, and the related audited statements of income and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Cherry, Bekaert & Holland, L.L.P. independent certified public accountants. Such financial statements fairly and accurately present in all material respects (and the financial statements delivered pursuant to Section 5.7 will fairly and accurately present in all material respects) the financial condition and the results of operations and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.7 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all management letters from Seller's auditors to Seller or the audit or other similar committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

          (b)   Schedule 3.4(b) contains theatre level cash flows for each theatre included in the Real Property (the "Theatre Level Cash Flows"), for the twelve months ended December 31, 2004. The Theatre Level Cash Flows were prepared in good faith from the accounting records of Seller in a manner consistent with past practices.

        3.5 Books and Records. The books of account and other financial Records of Seller for the past five (5) years, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to Buyer for the past five (5) years, contain accurate and complete Records of all meetings held of, and action taken by, the shareholders and Board of Directors of Seller.

        3.6 Title to Purchased Assets; Encumbrances; Condition of Tangible Personal Property.

          (a)   Except for any Permitted Encumbrances, Schedule 2.1(b)(i) accurately and completely identifies all of the written or oral instruments and agreements of any kind to which Seller is a party, as lessor or lessee, or by which it is bound for the leasing, rental or occupancy of any portion of the Real Property. Schedule 2.1(b)(i) accurately and completely identifies all leases and all amendments, modifications, supplements, waivers, renewals and extensions thereof, and all documents evidencing the exercise of any options to renew, extend, terminate, expand or relocate thereunder. Seller has delivered complete and correct copies of each document set forth on Schedule 2.1(b)(i) to Buyer.

          (b)   Except as disclosed on Schedule 3.6(b), (i) all of the Assigned Leases are valid and binding against Seller; (ii) no defaults by Seller exist thereunder nor has any event occurred which, with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by Seller under any Assigned Lease; (iii) to Seller's Knowledge, all of the Assigned Leases are valid and binding by and against the other parties thereto (or their successors in interest); and (iv) to Seller's Knowledge, no defaults by the other parties thereto (or their successors in interest) exist thereunder nor has any event occurred which, with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by such other parties under any Assigned Lease.

        The provisions in Section 3.6(b)(ii) shall not be deemed to apply to any default under an Assigned Lease based upon defects, latent or patent, in the physical condition of the Leased Real Property of which Seller has no Knowledge, including without limitation with respect to each of the Assigned Leases, the compliance of such Leased Real Property with any Legal Requirement which non-compliance is unasserted by the Landlord under such Assigned Lease as of the Effective Time.

          (c)   Except for any Permitted Encumbrances, Schedule 3.6(c) contains an accurate list of all agreements or instruments to which Seller is a party and which provide for, create or perfect a voluntary monetary lien on any of the Real Property or any interest therein. The inclusion of or reference to any agreement or instrument on Schedule 3.6(c) shall not constitute an agreement or admission that such instrument or agreement provides for, creates or perfects a voluntary monetary lien. In addition, any such agreements and instruments shall be subject to Section 5.9 hereof

          (d)   Schedule 3.6(d) sets forth an accurate and complete list of all Tangible Personal Property which have a book value in excess of $2,000 per item. Each item of Tangible Personal Property is in good repair and good operating condition and has been maintained in the Ordinary Course of Business of Seller, ordinary wear and tear excepted. Schedule 3.6(d) accurately and completely identifies, as of the Execution Date, with respect to each agreement for the lease or rental of any Tangible Personal Property, the names of the parties to each such agreement, the date of each such agreement (including each amendment, modification or supplement thereto) and the items of personal property leased or rented under such agreement.

          (e)   Except as set forth on Schedule 3.6(e), Seller has good and marketable title and/or validly owns all of the Purchased Assets (other than the Real Property) free and clear of any Encumbrances except those that will be satisfied at or prior to Closing. Seller warrants to Buyer that, at the time of Closing, all of the Purchased Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances.

          (f)    Except for the Retained Land and the other properties described on Schedules 3.6(f)(i)-(v), neither Seller nor any Affiliate of Seller owns, leases, licenses or otherwise holds an interest in any real property any portion of which is located within 500 feet of the boundary of any parcel of the Real Property. Attached to Schedule 3.6(f)(v) are plat maps or drawings that accurately depict, in reasonable detail, the location of the Retained Land described on Schedule 3.6(f)(v) and the Real Property located within 500 feet of such Retained Land.

          (g)   To Seller's Knowledge, except for those assessments on the Sandhill Property disclosed in the letter attached to the Sandhill Tax Agreement, there are no pending or proposed assessments against Real Property that are not reflected on the related Tax bill. Seller has delivered true and complete copies of all Tax bills for Real Property to Buyer.

          (h)   (i) No subdivision, lot line adjustment or other Governmental Authorization from any city, county or other local Governmental Body is necessary or appropriate in connection with, or prior to, the conveyance of the Retail Center Owned Properties to Buyer; (ii) the Retail Center Owned Properties are each separately assessed and taxed by the city, county and/or other local Governmental Body having the power to assess and tax parcels of real property in the jurisdictions in which they are respectively located; (iii) no Consent from any Person (other than Parent, if Parent owns any of the Retained Land) is necessary or appropriate in connection with, or prior to, the conveyance of the Retail Center Owned Properties or the execution, delivery and performance of the Retail Center REAs; and (iv) Seller or Parent are the sole beneficial and record owner of each parcel comprising the Retained Land.

          (i)    Schedule 3.6(i) sets forth a true and correct list of (i) the Governmental Authorizations necessary or appropriate for the Sandhill Theatre Work; (ii) all documents comprising the Sandhill Theatre General Contract, including all amendments, modifications, assignments thereto and change orders relating thereto; (iii) all documents comprising the plans and specifications for the Sandhill Theatre Work, including any revisions thereto ("Sandhill Theatre Plans and Specifications"), (iv) all documents comprising the Sandhill Development Agreement, the Sandhill Escrow Agreement and the Sandhill Tax Agreement, including all amendments, modifications, assignments and revisions to any of the foregoing and any change orders relating thereto; (iv) all Sandhill Warranties, and (v) all purchase orders and agreements necessary to complete the FF&E for the Sandhill Theatre Work in accordance with the Sandhill Theatre Plans and Specifications. Seller has delivered complete and correct copies of each item set forth on Schedule 3.6(i) to Buyer. The Sandhill Theatre Architect has been retained by Seller as architect for the Sandhill Theatre Work pursuant to the Sandhill Theatre Architect's Agreement. The material terms of the Sandhill Theatre Architect's Agreement are set forth on Schedule 3.6(i). Except as set forth on Schedule 3.6(i), there are no other material agreements, plans, specifications, drawings, change orders, modifications or supplements relating to the Sandhill Theatre Work or the Sandhill Site Work.

          (j)    Seller has caused to be delivered to Buyer, (i) true and complete copies of all policies of title insurance previously issued with respect to the Real Property, or any portion thereof, which are in Seller's Possession, (ii) true and complete copies of all documents listed on Schedule 3.6(i); and (iii) true and complete copies of all boundary, land or ALTA surveys of the Real Property, or any portion thereof, in Seller's Possession.

        3.7 Condition of Real Property.

          (a)   No proceedings in respect of condemnation or eminent domain have been commenced or to Seller's Knowledge have been threatened with respect to all or any portion of any Real Property.

          (b)   The use being made of all Real Property is in conformity in all material respects with the Legal Requirements pertaining to zoning and building and the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Real Property. All improvements on the Real Property are in compliance with all applicable Legal Requirements (excluding those pertaining to zoning and building) except where the failure to be in compliance could not reasonably have a Material Adverse Effect.

          (c)   To Seller's Knowledge, no Person other than Seller has any possessory interest in any Real Property.

          (d)   To Seller's Knowledge, all Real Property has adequate rights of access to public ways to permit the Real Property to be used for purposes of a motion picture theatre and is served by operating and adequate water, electric, telephone, sewer, and storm drain facilities and other utilities to permit the Real Property to be used for purposes of a motion picture theatre.

          (e)   To Seller's Knowledge, neither Seller, nor to Seller's Knowledge, any other Person which is a party to or is bound by any REA or DDA, is presently in default of breach of any obligation under such REA or DDA.

        3.8 Inventories. All Inventory consists of a quality usable and saleable, in the Ordinary Course of Business of Seller. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of Seller.

        3.9 No Undisclosed Liabilities. Except as set forth in Schedule 3.9, and except for obligations pursuant to the terms of the Material Contracts and other contracts of Seller not required to be listed in Schedule 3.16, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet, including the notes thereto, and current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Balance Sheet, provided, however, the representation in this Section 3.9 is made to Seller's Knowledge with respect to unasserted and unaccrued liabilities.

        3.10 Taxes.

          (a)   Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. Except as provided in Schedule 3.10(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no

  Encumbrances on any of the Purchased Assets for Taxes (other than for current Taxes not yet due and payable) or that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

          (b)   Schedule 3.10(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited within the immediately preceding five (5)-year period prior to the Execution Date or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.10(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.10(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Schedule 3.10(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

          (c)   The charges, accruals and reserves with respect to Taxes (other than deferred Taxes) on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller's liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Balance Sheet or in Schedule 3.10(c).

          (d)   (i) All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person; (ii) there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes); and (iii) Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise; and (iv) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (e)   Seller is not a foreign person within the meaning of Section 1445 of the Code.

        3.11 No Material Adverse Effect. Since the date of the Balance Sheet, there has not been any occurrence or state of facts whose existence could reasonably be expected to have a Material Adverse Effect, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect; provided, however, that none of the following shall be deemed in themselves to constitute or shall be taken into account in determining whether there has been a Material Adverse Effect pursuant to this Section 3.11: (a) any adverse change attributable to conditions affecting the U.S. economy as a whole or (b) any adverse change attributable to conditions affecting the motion picture exhibition industry as a whole.

        3.12 Employee Benefits.

          (a)   Set forth in Schedule 3.12(a) is a complete and correct list of all "employee benefit plans" as defined by ERISA Section 3(3), all specified fringe benefit plans as defined in Code Section 6039D, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, restricted stock, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, vacation, holiday, sick-leave and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is participated in, maintained by or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or 4001(b)) ("ERISA Affiliate") or has been participated in, maintained by or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Set forth on Schedule 3.12(a) is a complete and correct list of all ERISA Affiliates of Seller.

          (b)   No Employee Plan is (i) a defined benefit plan within the meaning of ERISA Section 3(35), (ii) a multiemployer plan within the meaning of ERISA Section 3(37), (iii) a voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9) or (iv) an employee stock ownership plan within the meaning of Code Section 4975(e)(7) or otherwise invests in employer securities within the meaning of Code Section 409(l).

          (c)   Full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the Execution Date and all periods thereafter prior to the Closing Date.

          (d)   All Employee Plans are in compliance with ERISA, the Code, and any other applicable laws and each Employee Plan has been administered in accordance with its terms except where the failure to be in compliance could not reasonably have a Material Adverse Effect. Each Employee Plan that is intended to be qualified under Code Section 401(a) is so qualified and has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in the revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Code Section 501(a), and Seller is not aware of any circumstance that will or could result in a revocation of such exemption.

          (e)   Except for the continuation coverage requirements of Code Section 4980B, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Welfare Plans.

        3.13 Compliance with Legal Requirements; Governmental Authorizations.

          (a)   Except as set forth in Schedule 3.13(a): (i) except where the failure to be in compliance could not reasonably have a Material Adverse Effect, Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) except where the failure to be in compliance could not reasonably have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation by Seller of, or failure by Seller to comply with, any Legal Requirement or (B) any actual, alleged or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b)   Schedule 3.13(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller related to the Purchased Assets or that is held by a Person other than Seller that is required in connection with the present operation of (or in the case of the Sandhill Property, the contemplated operation of) the Purchased Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.13(b) is valid and in full force and effect. Except as set forth in Schedule 3.13(b): (i) except where the failure to be in compliance could not reasonably have a Material Adverse Effect, Seller is and has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.13(b); (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) except where the failure to be in compliance could not reasonably have a Material Adverse Effect, constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.13(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.13(b); (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.13(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. Prior to the Due Diligence Deadline, Seller shall deliver all Governmental Authorizations identified or required to be identified in Schedule 3.13(b) to Buyer to the extent such Governmental Authorizations are in Seller's Possession.

        3.14 Legal Proceedings; Orders.

          (a)   Except as set forth in Schedule 3.14(a), there is no pending or, to Seller's Knowledge, threatened Proceeding: (i) by or against Seller or that otherwise relates to or may affect the business of Seller or any of the Purchased Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. There are no Proceedings listed or required to be listed in Schedule 3.14(a) that are reasonably likely to have a Material Adverse Effect on the business, operations, assets, condition or prospects of Seller or upon the Purchased Assets.

          (b)   Except as set forth in Schedule 3.14(b), there is no Order to which Seller, its business or any of the Purchased Assets is subject and Seller is and has been in compliance with all terms and requirements of each Order to which it or any of the Purchased Assets is or has been subject.

        3.15 Absence of Certain Changes and Events. Except as set forth in Schedule 3.15, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a)   Amendment to the Governing Documents of Seller;

          (b)   Damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance, except where such damage or destruction would not have a Material Adverse Effect;

          (c)   Sale (other than sales, collection of accounts receivable, processing, use or other disposition of Inventories in the Ordinary Course of Business of Seller and depletion of concession inventories not in the Ordinary Course of Business of Seller), lease or other disposition of any Purchased Asset or property of Seller or the creation of any Encumbrance on any Purchased Asset;

          (d)   Cancellation or waiver of any claims or rights affecting the Purchased Assets with a value to Seller in excess of $250,000; or

          (e)   Contract by Seller to do any of the foregoing.

        3.16 Contracts; No Defaults.

          (a)   Except as set forth in Schedule 2.1(b)(i), Schedule 2.1(f), Schedule 3.6(i), Schedule 3.12(a) or Schedule 3.16(a) (collectively, "Material Contracts"), Seller is not party to any oral or written (i) employment, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation stock purchase, stock option, stock appreciation right, group insurance, severance pay, or retirement plan or agreement or any similar Contract, (ii) Contract, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Seller or the guaranty of any obligation for the borrowing of money by Seller, (iii) Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any Real Property or the construction of any improvements thereon, or (iv) Contract which involves an obligation or right to receive payment of more than $50,000. Complete and correct copies of all Material Contracts have been made available to Buyer by Seller.

          (b)   Except as set forth in Schedule 3.16(b), (i) each Purchased Contract is in full force and effect and is valid and enforceable in accordance with its terms against Seller, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles, and to the Knowledge of Seller, each other Person party thereto; and (ii) each Purchased Contract is assignable by Seller to Buyer without the Consent of any other Person.

          (c)   Except as set forth in Schedule 3.16(c), (i) except where the failure to be in compliance would not have a Material Adverse Effect, Seller is, and has been, in compliance with all applicable terms and requirements of each Purchased Contract; (ii) to Seller's Knowledge, each other Person that has or had any Liability under any Purchased Contract is, and has been, in full compliance with all applicable terms and requirements of such Contract; (iii) no event has occurred or circumstance exists as a result of any action or omission of Seller that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Purchased Contract; (iv) no event has occurred or circumstance exists under or by virtue of any Purchased

  Contract (with or without notice or lapse of time) that would cause the creation of any Encumbrance affecting any of the Purchased Assets; and (v) Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential violation or breach of, or default under, any Purchased Contract.

          (d)   Seller is not involved in any renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under a Purchased Contract with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

        3.17 Insurance. Except as set forth in Schedule 3.17: (i) all policies of insurance to which Seller is a party or that provide coverage to Seller: (A) are valid and outstanding; and (B) taken together, provide adequate insurance coverage for the Purchased Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location and are sufficient for compliance in all material respects with all Legal Requirements and Seller Contracts; (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; (iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and (iv) Seller has given notice to the insurer of all claims of which Seller has Knowledge that may be insured thereby.

        3.18 Environmental Matters.

          (a)   Except as set forth in Schedule 3.18(a), with respect to operations at, on, or affecting the Real Property, Seller has materially complied and is in material compliance with all Environmental Laws.

          (b)   Except as set forth in Schedule 3.18(b)(i), Seller has no and will not have any liability, known or unknown, contingent or absolute, under any Environmental Law. Except as set forth in Schedule 3.18(b)(ii), Seller is not responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. Except as set forth in Schedule 3.18(b)(iii), there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in liability to Seller under Environmental Law. Except as set forth in Schedule 3.18(b)(iv), there are no pending or to the Knowledge of Seller, threatened Environmental Claims.

          (c)   Except as set forth in Schedule 3.18(c), Seller has been duly issued and maintains all Environmental Permits necessary to operate the Real Property as currently operated. A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set out in Section 3.18(c) of the Disclosure Schedules. Seller has timely filed applications for all Environmental Permits necessary to operate the Real Property as currently operated. All of the Environmental Permits listed on Section 3.18(c) of the Disclosure Schedules are transferable and none require Consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

          (d)   Except as set forth in Schedule 3.18(d)(i), Seller has not installed, maintained or otherwise located underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, but excluding utility-owned underground improvements, on the Real Property, and the Real Property contains no other underground improvements that could result in Liability to the Buyer. Except as set forth in Schedule 3.18(d)(ii), Seller has not used any portion of the Real Property as a dump or landfill, and no portion of the Real Property is or has been used as a dump or landfill or consists of or contains lands that have been filled with contaminated or otherwise regulated material or wetlands that have been filled in violation of Environmental Laws. Except as set forth in Schedule 3.18(d)(iii), neither PCBs, "toxic mold," nor damaged, friable or otherwise regulated asbestos-containing materials are present on or in the Real Property or the improvements thereon. Except as set forth in Schedule 3.18(d)(iv), Seller has not caused any Release of Hazardous Materials at, on, under, or from the Real Property, and there has been no Release of Hazardous Materials at, on, under, or from the Real Property by any other Person that could result in Liability to the Buyer.

          (e)   Seller has delivered to Buyer copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Real Property or compliance with Environmental Laws. Any information that Seller has provided to Buyer concerning the environmental conditions of the Real Property, prior uses of the Real Property, and the operations of Seller related to the Real Property and compliance with Environmental Laws is accurate and complete.

          (f)    Except as set forth in Schedule 3.18(f)(i), no Real Property, and no property to which Hazardous Materials originating on or from such properties has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws. Except as set forth in Schedule 3.18(f)(ii), Seller has not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials originating from the Real Property at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.

          (g)   Except as set forth in Schedule 3.18(g), no Encumbrance in favor of any person relating to or in connection with any Environmental Claim has been filed or has attached to the Real Property.

          (h)   Except as set forth in Schedule 3.18(h), no authorization, notification, recording, filing, Consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

        3.19 Employees; Labor Disputes; Compliance.

          (a)   Except where such failure could not reasonably have a Material Adverse Effect, Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment and withholding of Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          (b)   (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller's Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or its business; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller's Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

        3.20 Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Purchased Assets or the Contemplated Transactions for which Buyer could become liable or obligated.

        3.21 Transactions with Affiliates. Except as set forth in Schedule 3.21, as of the Closing Date no current or former director, officer or shareholder of Seller or any Affiliate of Seller will be party to any Material Contract or, to Seller's Knowledge, has a material interest in any Material Contract, Assigned Lease or New Lease.

        3.22 Representations and Warranties. Other than with respect to the representations and warranties explicitly provided in this Article 3, as modified by the Disclosure Schedules, and the ancillary agreements and certificates hereto (and subject to the limitations contained herein and provisions of this Agreement), Seller makes no other representations or warranties, either express or implied, with respect to the completeness or accuracy of any other information or documentation provided or made available to Buyer or its Representatives.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER

        The following representations and warranties are made to Seller by Buyer and are complete and correct as of the Execution Date:

        4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not have a Material Adverse Effect on Buyer.

        4.2 Authority; No Conflict.

          (a)   This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Upon the execution and delivery by Buyer of the Bill of Sale, Assignment and Assumption and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), and the execution and delivery of such documents by the other parties thereto, each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

          (b)   Except as set forth in Schedule 4.2(b) (which, among other things, lists Persons from whom Consents are to be obtained by Buyer in connection with the Contemplated Transactions), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i)    breach (A) any provision of any of the Governing Documents of Buyer or (B) any resolution or Consent adopted by the shareholders or Board of Directors of Buyer;

            (ii)   breach, conflict with or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer may be subject;

            (iii)  contravene or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer; or

            (iv)  breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Buyer is a party.

          (c)   Except as set forth in Schedule 4.2(c), Buyer is not required to give any notice to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.3 Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions for which Seller could become liable or obligated.

        4.4 Representations and Warranties. Other than with respect to the representations and warranties explicitly provided in this Article 4, as modified by the Disclosure Schedules, and the ancillary agreements and certificates hereto (and subject to the limitations contained herein and provisions of this Agreement), Buyer makes no other representations or warranties, either express or implied, with respect to the completeness or accuracy of any other information or documentation provided or made available to Seller or its Representatives.

5.     COVENANTS OF SELLER

        5.1 Access and Investigation.

          (a)   Between the Execution Date and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (i) afford Buyer and its Representatives reasonable access, during regular business hours, to Seller's personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data as Buyer may reasonably request, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (ii) permit Buyer and its Representatives to make copies, at Buyer's expense, of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (iii) furnish Buyer and its Representatives with such additional financial, operating and other data and information as Buyer may reasonably request related to the Contemplated Transactions; and (iv) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the Purchased Assets and the financial condition of Seller.

          (b)   Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer and its Representatives, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property, including such engineering, seismic, asbestos, environmental and mold surveys, inspections and tests as Buyer deems appropriate, including any "Phase I" or "Phase II"

  environmental site assessments conducted in accordance with Section 5.18 (all such inspections and tests collectively referred to as "Investigations"). Any such Investigations shall be scheduled upon reasonable advance notice to Seller and conducted as described in Section 5.1(c) and, if applicable, as hereinafter provided.

          (c)   In performing any Investigation pursuant to Section 5.1(b), Buyer:

            (i)    shall use Commercially Reasonable Efforts to minimize interference with Seller's Business;

            (ii)   subject to applicable Legal Requirements, upon the completion of any Investigation (unless Remediation is required to be conducted by Seller pursuant to Section 5.18 and restoration of the Real Property to its condition prior to such Investigation would interfere with or conflict with such Remediation), Buyer shall reasonably restore the Real Property to its condition prior to such Investigation, except that any groundwater monitoring wells need only be closed in accordance with applicable Legal Requirements;

            (iii)  shall indemnify and hold harmless Seller and will reimburse Seller for Damages to the extent caused by Buyer and/or its Representatives in connection with its entry on the Real Property and any Investigation of the Real Property by Buyer and/or its Representatives conducted pursuant to Section 5.1(b); except that in no event shall Buyer be deemed to have caused Damages as a result of Buyer's discovery of any previously existing adverse condition, suspected violation of Environmental Law or "recognized environmental condition" during an Investigation;

            (iv)  shall comply with all Environmental Laws and any other applicable Legal Requirements in connection with such Investigations, including without limitation, Legal Requirements regarding use of properly licensed, insured and bonded contractors (or representatives) to perform certain Investigations;

            (v)   shall be solely responsible for all costs incurred by Buyer in connection with any such Investigations, and, if any liens or other orders of payment for moneys are filed against the Property by reason of such Investigations, Buyer shall cause the same to be canceled or discharged at its own expense and indemnify Seller for same; and

            (vi)  shall promptly, upon request, furnish Seller with copies of any and all Phase I and Phase II reports and any other non-privileged written surveys, inspections, investigations, studies or similar written reports generated by Third Parties to Buyer and/or its Representatives in connection with such Investigations.

        5.2 Operation of the Business of Seller. Between the Execution Date and the Closing, Seller shall:

          (a)   conduct its business only in the Ordinary Course of Business (provided that Seller may deplete its concessions inventories in anticipation of the Closing);

          (b)   without making any commitment on Buyer's behalf, use Commercially Reasonable Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c)   provide copies of theatre construction plans and any change orders related to the Purchased Assets and any material changes to such plans in Seller's Possession to Buyer;

          (d)   not initiate any material changes in management personnel without Buyer's consent, which shall not be unreasonably withheld; provided, however, Seller shall not be deemed in breach of this covenant if employees resign or otherwise initiate termination of their employment;

          (e)   maintain the Purchased Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller's business;

          (f)    keep in full force and effect, without amendment, all material rights relating to Seller's business;

          (g)   comply with all Legal Requirements and contractual obligations applicable to the operations of Seller's business, including compliance with federal and state W.A.R.N Act or similar statutes;

          (h)   continue in full force and effect the insurance coverage under its policies or substantially equivalent policies;

          (i)    cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer or assisting Buyer to obtain new Governmental Authorizations for Buyer; and

          (j)    maintain all books and Records of Seller relating to Seller's business in the Ordinary Course of Business.

        5.3 Negative Covenant. Except as otherwise expressly permitted herein or unless required by any Legal Requirement (provided, that Seller shall provide Buyer with prior notice of any action it takes that is required by any Legal Requirement and is otherwise subject to this Section 5.3), between the Execution Date and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) other than in the Ordinary Course of Business, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.11 and Section 3.15 would be likely to occur; (b) terminate, cancel, amend, modify, supplement or waive performance of any Purchased Contract, Assigned Lease or Governmental Authorization, or (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Purchased Assets which is not fully covered by Seller's existing insurance or the Assumed Liabilities.

        5.4 Required Approvals. As promptly as practicable after the Execution Date, Seller shall make all filings or notices required to be made by it to obtain Governmental Authorizations or pursuant to Legal Requirements in order to consummate the Contemplated Transactions (including all filings under the HSR Act and all notices required by the W.A.R.N. Act). Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or pursuant to Legal Requirements is required to make, or to obtain a Governmental Authorization required in connection with the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives in obtaining all Consents (including taking all commercially reasonable actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act); provided, however, that Seller shall not be required to dispose of or make any change to its business, expend any material funds or incur any other material burden in order to comply with this Section 5.4.

        5.5 Notification. Between the Execution Date and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of its representations and warranties made as of the Execution Date or (b) the occurrence after the Execution Date of any fact or condition that would or could be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, the Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Such delivery shall not be deemed to amend or supplement the Disclosure Schedule or prevent or cure any breach or affect any rights of Buyer under Article 7,

Article 9 and Article 11. During the same period, Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

        5.6 Commercially Reasonable Efforts. Seller shall use its Commercially Reasonable Efforts to cause the conditions in Article 7 to be satisfied on or prior to the Closing.

        5.7 Interim Financial Statement. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) calendar days after the end of each month and within forty-five (45) calendar days after the end of each fiscal quarter a copy of the financial statements for such month and fiscal quarter, respectively. Such financial statements and the deliveries under Section 2.8 shall be prepared in a manner and containing information consistent with Seller's current practices and certified by Seller's chief financial officer as to compliance of such financial statements with Section 3.4.

        5.8 Payment of Liabilities. Between the Execution Date and the Closing Date, Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations which become due and payable.

        5.9 Current Evidence of Title.

          (a)   Prior to the Execution Date, Buyer obtained title commitments issued by the Title Company for all of the Real Property, together with complete copies of all recorded documents appearing as Schedule B exceptions thereto (each of the foregoing title commitments being referred to herein as a "Title Commitment" and collectively, the "Title Commitments").

            (1)   Buyer shall have the right, but not the obligation, at Buyer's sole cost and expense, to cause to be furnished to the Title Company one or more surveys of some or all of the Real Property. Buyer shall order all such surveys within 5 calendar days of the Execution Date; it being understand that Seller shall be responsible for ordering the Retail Center Surveys as provided in Section 5.16 hereof. On or before the sixth day after the Execution Date, Buyer shall notify Seller of any parcels of the Real Property for which Buyer has elected not to obtain a survey. Buyer shall have until the later of (i) the Due Diligence Deadline or (ii) five Business Days after the receipt of the last Title Commitment or updated survey for any of the Real Property ("Title Period") to complete, review and revise to the satisfaction of Buyer those surveys which it has elected to obtain. Notwithstanding the foregoing, in no event shall the duration of the Title Period be more than fifty (50) calendar days from the Execution Date.

            (2)   On or prior to the final day of the Title Period, Buyer may deliver to Seller one or more written notices ("Disapproved Matters Notice") identifying with specificity the matters set forth in the Title Commitments, the existing surveys and any new surveys of the Real Property which Buyer disapproves (the "Disapproved Matters"). If Buyer does not deliver a Disapproved Matters Notice to Seller within the Title Period, then Buyer shall be irrevocably deemed to have waived (i) all title and survey matters set forth in the Title Commitments, the existing surveys and any new surveys and (ii) any right to terminate this Agreement pursuant to this Section 5.9. Buyer shall not unreasonably disapprove any of such foregoing matters. Notwithstanding anything to the contrary contained herein, Seller shall (a) make Commercially Reasonable Efforts to remove all Disapproved Matters that are reasonably disapproved by Buyer; (b) cause the removal of all voluntary and involuntary monetary liens; (c) furnish to the Title Company with respect to all of the Real Property (not just Royal Park) evidence, affidavits, resolutions, certificates, approvals and satisfactions of the type specified for the Royal Park Property in paragraphs 3, 4(a) and 5 of Schedule B-1 of the Title Commitment issued February 23, 2005 having the Title Company's File No. NCS-145506-B (Royal Park); and (d) unless the Cinema 4 Lease is an Excluded Asset at the time of Closing, deliver an affidavit and/or indemnity reasonably satisfactory to the Title Company to delete exceptions appearing in the Title Commitment for the Cinema 4 Property for memoranda of lease, and memoranda of assignment of lease, predating the Cinema 4 Lease. Nothing contained in or omitted from a Disapproved Matters Notice shall constitute a waiver by Buyer of timely compliance by Seller of any covenants on Seller's part to be performed pursuant to any other Sections of this Agreement.

            (3)   Within ten (10) calendar days of receipt of a Disapproved Matters Notice, Seller shall deliver to Buyer a written notice (a "Disapproved Matters Cure Notice") identifying with specificity those Disapproved Matters, if any, in the Disapproved Matters Notice that Seller does not intend to cure, and Seller shall be irrevocably deemed to have agreed to cure, at or prior to the Effective Time, all other Disapproved Matters set forth in the Disapproved Matters Notice. If Seller does not deliver a Disapproved Matters Cure Notice within ten calendar days after receipt of a Disapproved Matters Notice, then Seller shall be irrevocably deemed to have agreed to cure, at or prior to the Effective Time, all Disapproved Matters set forth in such Disapproved Matters Notice.

            (4)   Within ten (10) calendar days of receipt of a Disapproved Matters Cure Notice, Buyer may deliver to Seller a written notice (a "Disapproved Matters Termination Notice") terminating this Agreement. If Buyer does not deliver a Disapproved Matters Termination Notice within such period, then Buyer shall be irrevocably deemed to have waived (i) cure of those Disapproved Matters specifically identified by Seller in the Disapproved Matters Cure Notice as matters that Seller did not intend to cure and (ii) any right to terminate this Agreement based on such matters.

            (5)   Removal of a Disapproved Matter may be by way of deletion of the exception or by endorsement over the exception by the Title Company (and may be accomplished by the Seller by bonding) in form and substance reasonably satisfactory to Buyer.

            (6)   Notwithstanding anything herein to the contrary, if any new title or survey matter with respect to any Real Property shall appear in any supplemental or updated title report, commitment, pro forma title policy or survey received by Buyer after the delivery by Buyer to Seller of the Disapproved Matters Notice, and if such new matter arose after the effective date of the Title Commitment for such Real Property received prior to the expiration of the Title Period, then Buyer may object in writing to such exception within five Business Days after Buyer's receipt of such supplement or update, and such matter shall be treated as a Disapproved Matter, notice thereof from Buyer to Seller shall be deemed a Disapproved Matters Notice, and such Disapproved Matter and Disapproved Matters Notice shall be subject to paragraphs (2) through (5) inclusive above. Notwithstanding the foregoing, the following shall not constitute Disapproved Matters: (a) utility, access and reciprocal easements granted by Seller after the Execution Date (and approved in writing by Buyer, which approval shall not be unreasonably withheld); (b) liens attributable to acts or omissions of Buyer or Buyer's Representatives; (c) liens on Leased Real Property attributable to acts or omissions of Persons (such as Seller's lessor with respect to any Assigned Lease) other than (y) Seller and (z) Persons claiming under Seller; (d) liens of real property taxes and assessments that are not yet delinquent, such taxes being prorated pursuant to this Agreement. In addition, Buyer acknowledges that Seller has executed or anticipates executing the following instruments, which shall be subject to this Section 5.9: (a) a Second Amendment to Dedication and Cross Easement Agreement and Declaration of Restrictions to be executed and recorded with respect to the Birkdale parcel of Real Property; (b) a Grant of Easement and Right of Way and Deed of Sewer Utility Facilities which was recorded with respect to the Sandhill Property; (c) a Deed to Water Lines for the Village at Sandhill Theatre, Richland County which was recorded with respect to the Sandhill Property; and (d) other utility easement documents to be executed and recorded with respect to the Sandhill Property.

            (7)   Any Disapproved Matter identified in the Disapproved Matters Notice delivered to Seller pursuant to this Section 5.9 (including without limitation identified pursuant to Section 5.9(a)(6)) shall not be deemed to be a Known Breach.

          (b)   Buyer shall have the right, but not the obligation, to conduct complete and current searches, at Buyer's sole cost and expense, in the name of Seller and other appropriate parties of all Uniform Commercial Code Financing Statement records maintained by the Secretary of State of the state in which Seller is organized, the state in which Seller maintains its principal place of business, each jurisdiction in which a filing would be required in order to perfect a security interest in the Purchased Assets, the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county in which any Real Property is located and wherever else Seller or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed.

          (c)   Buyer shall have the right, but not the obligation, to obtain, at Buyer's expense, such zoning reports and zoning analyses as Buyer deems necessary or appropriate regarding the Real Property. In connection with such reports or analyses, Buyer may request and obtain zoning letters from Governmental Bodies having jurisdiction over zoning, subdivision and land use matters affecting the Real Property.

          (d)   With respect to the Sandhill Property, Seller shall obtain and deliver to the Title Company, prior to Closing, unconditional lien releases (or post bonds to obtain affirmative title coverage against any such liens) from all Persons that may be entitled to file or record mechanics liens, design professional liens or other similar liens, in form and substance satisfactory to the Title Company, on or with respect to any work of improvement on the Sandhill Property. The form of such releases for the Sandhill Property shall be in form and substance reasonably satisfactory to the Title Company, for the purpose of allowing the Title Company to issue a CLTA 101.1 endorsement to the Title Policy for the Sandhill Property. Seller shall also obtain and deliver to the Title Company, within 5 calendar days of the Execution Date, evidence in form and substance satisfactory to the Title Company that Seller is the sole holder of record and beneficial fee title to the Sandhill Property. Seller shall also deliver to the Title Company and to Buyer, prior to Closing, evidence reasonably satisfactory to Buyer and the Title Company that (1) Seller has paid to Sandhill Development Manager its pro rata share of the 2004 real property tax bill for the Sandhill Property pursuant to Section 1 of the Sandhill Tax Agreement; and (2) all rollback taxes on the Sandhill Property referenced in Section 2 of the Sandhill Tax Agreement have been paid in full, and the liens thereof have been released and/or discharged in full; provided that if Seller does not deliver such evidence prior to Closing, then Seller shall grant to Buyer, at Closing, a credit equal to $4,418.17 in respect of such taxes. Seller shall also either (i) deliver to the Title Company and to Buyer, prior to Closing, evidence reasonably satisfactory to Buyer and the Title Company that all assessments on the Sandhill Property for the Village at Sandhill Improvement District have been prepaid in full, and the liens thereof have been released or discharged in full; or (ii) otherwise, grant Seller, at Closing, a credit against the Purchase Price equal to $907,432.83 in respect of such assessments.

          (e)   With respect to the Retail Center Owned Properties, Seller shall cause Parent and/or Seller to deliver to the Title Company, prior to Closing, such information and affidavits as are necessary or appropriate to enable the Title Company to insure Buyer's interests in the easement parcels created by the Retail Center REAs, without exceptions other than Permitted Exceptions.

          (f)    With respect to the Azalea Square Property, Seller shall deliver to the Title Company, prior to the Closing, such information and affidavits as are necessary or appropriate to enable the

  Title Company to insure Buyer's interests therein, without exception for the Azalea Square Option to Repurchase. With respect to the Birkdale Property, Seller shall deliver to the Title Company, prior to the Closing, such information and affidavits as are necessary or appropriate to enable the Title Company to insure Buyer's interests therein, without exception for the option to repurchase contained in Section 2 of the Birkdale Declaration.

        5.10 Physical Condition of Real Property (Other than Environmental Conditions).

          (a)   Buyer shall order all inspections of the physical condition of the Real Property (other than Environmental Conditions) which it desires to obtain with respect to any Real Property within five (5) days after the Execution Date. Buyer shall notify Seller on the sixth (6th) day following the Execution Date of all parcels of Real Property for which it did not order an inspection of the physical condition (other than Environmental Conditions). Except to the extent that Buyer has elected not to obtain such an inspection for any parcel of Real Property, Buyer shall use Commercially Reasonable Efforts to have such inspections completed and reviewed by the Due Diligence Deadline. Notwithstanding anything to the contrary herein, regardless of whether Buyer engages a Third Party to inspect the physical condition of any Real Property (other than Environmental Condition), Buyer shall also have the right to have it employees inspect the physical condition of the Real Property (subject to the provisions set forth in Section 5.10(b)).

          (b)   Subject to the rights of Buyer in Section 7.9, Buyer shall have until the later of (i) the Due Diligence Deadline or (ii) five Business Days after the receipt of the last written physical condition report for any parcel of Real Property to deliver to Seller a written notice setting forth its reasonable objections, if any, to the physical condition (other than Environmental Conditions) of the Real Property, which are supported by a written report from Persons with qualifications sufficient to make such objections, including without limitation, Ron Reid ("Physical Inspection Deadline"). Notwithstanding the foregoing, in no event shall the Physical Inspection Deadline be more than fifty (50) calendar days from the Execution Date. Seller shall use Commercially Reasonable Efforts to cure each such objection to Buyer's reasonable satisfaction within 30 calendar days of the date of the last notice sent by Buyer or prior to the Closing, whichever is earlier; provided however, Seller shall not have any obligation to cure such objections to the physical condition (other than environmental matters) if the amount to cure such objections is less than $25,000 at a Real Property or less than $500,000 in the aggregate for all Real Property. If the amount to cure such objections is equal to or more than $25,000 at a Real Property, then Seller shall be obligated to cure all such objections at such theatre or if the amount to cure such objections is equal to or more than $500,000 in the aggregate for all Real Property, then Seller shall be obligated to cure all objections for all Real Property (collectively "Threshold Objections") up to an aggregate amount of $2,000,000. In the event that Seller (upon using Commercially Reasonable Efforts) is not able to cure a Threshold Objection that it is obligated to cure pursuant to the preceding sentence prior to the Closing, Buyer and Seller shall mutually agree to an adjustment to the Purchase Price to reflect the costs and expense of such Threshold Objections. Any objection identified in Buyer's written notice delivered to Seller pursuant to this Section 5.10(b) shall not be deemed to be a Known Breach.

        5.11 No Solicitation. Seller shall not and shall not authorize or permit any of its Representatives to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with or provide any non-public information to any Person (other than Buyer, its Affiliates or any of their Representatives or as required by the HSR Act) concerning any Third-Party Acquisition and the Seller will terminate or cause to be terminated any and all existing discussions or negotiations concerning any Third-Party Acquisition. The Seller shall immediately notify Buyer in the event it receives any bona fide proposal concerning a Third-Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and will promptly update Buyer of the status and any material developments concerning the same.

        5.12 Consents. Seller shall use Commercially Reasonable Efforts to promptly obtain all Consents listed in the schedules to Section 3.2 by the Due Diligence Deadline. If there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Purchased Contract as to which such Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Contracts"), Buyer may waive the closing conditions as to any such Consent and either: (a) elect to have the Seller continue its efforts to obtain the Consent; or (b) elect to have the Seller retain that Restricted Contract (including an appropriate Purchase Price adjustment) and all Liabilities arising therefrom or relating thereto. If Buyer elects to have the Seller continue its efforts to obtain any Consent and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Bill of Sale, Assignment and Assumption nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contract, and following the Closing, the Seller shall use Commercially Reasonable Efforts to obtain the Consent relating to each Restricted Contract as quickly as practicable. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract obtained, the Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Buyer, and Buyer shall assume the obligations under such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale, Assignment and Assumption.

        5.13 Estoppels and Consents; SNDAs; Memoranda of Leases.

          (a)   With respect to each Assigned Lease, the Seller shall promptly after the Execution Date request that the lessor thereunder execute instruments in the form of Exhibit 2.7(a)(iv)(1) attached hereto. Seller shall use Commercially Reasonable Efforts to promptly obtain such an instrument from each such lessor, completed and duly executed by such lessor on or prior to the Due Diligence Deadline. Seller and Buyer shall make such modifications to the forms attached hereto as Exhibit 2.7(a)(iv)(1) as such lessors shall reasonably request. Without limiting the generality of the foregoing, (1) Seller shall not require any release of any obligations or liabilities of Seller under an Assigned Lease if the lessor declines to grant such release; and (2) Buyer shall not require the inclusion of paragraph 1(b) (other than the first sentence thereof) and paragraphs 7(b) through (e) in the form of Lease Assignment and Assumption for the North Hills Property. Within 5 calendar days of receipt of any estoppel and consent executed by any such lessor, Seller shall deliver a true and complete copy thereof to Buyer.

          (b)   Seller shall promptly after the Execution Date request that the Cinema 4 Landlord execute a memorandum of lease in the form of Exhibit 5.13(b) attached hereto. Seller shall use Commercially Reasonable Efforts to promptly obtain the Cinema 4 Memorandum, duly executed and acknowledged by the Cinema 4 Landlord and otherwise in recordable form, on or prior to the Due Diligence Deadline; provided, however, it may be provided at Closing by Seller as long as the Cinema 4 Memorandum names Buyer as lessee. If the Cinema 4 Memorandum is to be delivered at Closing, then the Cinema 4 Memorandum may name Buyer as lessee. Within 5 calendar days of receipt by Seller of the Cinema 4 Memorandum executed by the Cinema 4 Landlord, Seller shall deliver a true and complete copy thereof to Buyer.

          (c)   If, upon exercise of Commercially Reasonable Efforts, Seller is unable to obtain the Cinema 4 Consent or the Cinema 4 Memorandum on or prior to the Due Diligence Deadline, then Seller shall so notify Buyer and Buyer may thereafter negotiate with the Cinema 4 Landlord directly. In the event that Seller and Buyer are thereafter unable to obtain the Cinema 4 Consent or Cinema 4 Memorandum prior to the Closing, then the Cinema 4 Property shall be excluded from the Contemplated Transactions and the Purchase Price shall be reduced by $1,112,447. Notwithstanding anything else herein to the contrary, Seller's failure to obtain the Cinema 4

  Consent or the Cinema 4 Memorandum shall not be an event permitting Buyer to elect to terminate this Agreement.

          (d)   With respect to each Assigned Lease or New Lease which is a sublease, Seller shall promptly after the Execution Date request that each superior lessor execute a commercially reasonable non-disturbance agreement in form and substance reasonably acceptable to Buyer. Seller shall use Commercially Reasonable Efforts to promptly obtain such a non-disturbance agreement on or prior to the Due Diligence Deadline; provided that Seller shall have no such obligation with respect to any superior lessor that has previously executed such a commercially reasonable non-disturbance agreement which is assignable by Seller to Buyer.

          (e)   With respect to each Assigned Lease or New Lease which is subordinate to a mortgage or deed of trust executed by the lessor, or by a superior lessor, the Seller shall promptly after the Execution Date request that the mortgagee or beneficiary of each such deed of trust execute a commercially reasonable non-disturbance agreement. Seller shall use Commercially Reasonable Efforts to promptly obtain such a non-disturbance agreement on or prior to the Due Diligence Deadline; provided that Seller shall have no such obligation with respect to any mortgagee or beneficiary that has previously executed such a commercially reasonable non-disturbance agreement which is assignable by Seller to Buyer.

          (f)    Notwithstanding anything set forth in any estoppel, consent, non-disturbance agreement or other memorandum which is executed or delivered pursuant to this Section 5.13, as between Buyer and Seller, this Agreement shall govern the rights, interests, obligations and liabilities under and with respect to the Assigned Leases. Without limiting the generality of the foregoing, notwithstanding any contrary provision in any Lease Assignment and Assumption, the Liabilities of Seller under the Assigned Leases and the Liabilities of Buyer under the Assigned Leases shall be as provided in Section 2.4.

        5.14 REA Estoppels and DDA Estoppels. With respect to each REA and DDA relating to Real Property which, by its terms, provides for delivery of an estoppel by one or more other Persons, Seller shall promptly after the Execution Date request that such Persons execute and deliver such an estoppel addressed to Buyer; it being understood that Seller shall not request such estoppels from all Persons who might be obligated to deliver such estoppels if an authorized representative of such Persons could and will timely execute and deliver an estoppel on behalf of such Persons. Seller shall use Commercially Reasonable Efforts to promptly obtain such an estoppel from each such counterparty, completed and duly executed by such party on or prior to the Due Diligence Deadline. Within 5 calendar days of receipt of any such estoppel, Seller shall deliver a true and complete copy thereof to Buyer.

        5.15 Sandhill Property.

          (a)   Seller shall use Commercially Reasonable Efforts to cause the Sandhill Completion to occur on or before May 20, 2005. Seller shall promptly notify Buyer in writing if at any time it appears that the Sandhill Completion is not likely to occur on or before such date. To the extent requested by Buyer, Seller shall schedule and attend meetings with Buyer, which shall be scheduled not more often than monthly, at the Sandhill Property to discuss the progress of the Sandhill Theatre Work and the Sandhill Site Work. Seller shall also supply Buyer with such reports and information respecting the progress of the Sandhill Theatre Work and Sandhill Site Work in form and substance as Buyer shall reasonably request. Upon the request of Buyer, Seller shall cause the Sandhill Theatre General Contractor and Sandhill Theatre Architect to attend such meetings.

          (b)   Seller shall also provide Buyer with prior written notice if: (i) Seller enters into, terminates, cancels, amends, modifies, supplements or waives performance of any Contract relating to the Sandhill Theatre Work or the Sandhill Site Work or (ii) Seller enters into, terminates, cancels, amends, modifies, consents to, acquiesces in, supplements or waives performance of any material change orders with respect to the Sandhill Theatre Work or the Sandhill Site Work. If any of such events are material, then Buyer's prior written consent shall be required for any such action by Seller.

          (c)   Seller shall be solely responsible for all costs and expenses related to the Sandhill Theatre Work. As between Seller and Buyer, Seller shall be solely responsible for all costs and expenses related to the Sandhill Site Work. Prior to Closing, Buyer and Seller shall conduct a joint walk-through inspection of the Sandhill Property and the Sandhill Site Work for the purposes of verifying whether Sandhill Completion has occurred, and of preparing a detailed "punch list" which shall include any items which require installation or repair. Seller shall use Commercially Reasonable Efforts to cause punch list work to be promptly commenced, and to be completed by the Sandhill Theatre General Contractor and/or by the Sandhill Development Manager as soon as reasonably possible, but no later than the earlier of 90 calendar days after Substantial Completion or 60 calendar days after the Closing Date. Seller shall not release any portion of the retainage under the Sandhill Theatre General Contract (which shall be an amount not less than 5% of the contract sum of the Sandhill Theatre General Contract) until completion of punch list work for the Sandhill Theatre Work to the reasonable satisfaction Buyer. Seller shall not release, or suffer or allow the release of, any portion of the retention under the Sandhill Escrow Agreement (which shall be an amount not less then $82,800) until completion of punch list work the Sandhill Site Work to the reasonable satisfaction of Buyer.

        5.16 Retail Center REAs; New Leases.

          (a)   Seller shall cause the Retail Center Surveys to be completed, reviewed and revised to the reasonable satisfaction of Seller and Buyer, and the final revised survey delivered to Buyer and Title Company, prior to the expiration of the Title Period. Seller and Buyer shall mutually and reasonably agree upon the identity of the surveyors who will perform such surveys prior to performance of such surveys. Promptly following completion of each of the Retail Center Surveys and the Royal Park Survey, Seller and Buyer shall revise the form of Retail Center REAs attached hereto as Exhibits 5.16, in accordance with the standards provided herein, such that the form of the Retail Center REAs are finalized prior to the Closing Date. Buyer's and Seller's agreement to attach the form of Retail Center REAs which are attached to this Agreement shall not be deemed an agreement that such form is reasonable in all respects, it being acknowledged that Buyer has not completed its diligence with respect to the Retail Center Owned Properties. Such diligence by Buyer with respect to the Retail Center Owned Properties may include without limitation parking requirements and availability, signage, visibility, pedestrian and vehicular access, utility locations, utility easements and utility metering. Seller and Buyer shall negotiate revisions to the Retail Center REAs reasonably and in good faith in light of the results of the Retail Center Surveys, the survey for the Royal Park Property and such diligence. If Parent holds an interest in the any of the Retained Land, then Seller shall cause Parent to participate in such negotiations and to negotiate such revisions reasonably and in good faith. Notwithstanding anything to the contrary contained herein, Seller and Buyer shall share equally the cost of causing the Retail Center Surveys to be performed and completed. If any of the Retail Center Surveys are performed pursuant to a contract that includes other surveys, Seller and Buyer shall reasonably agree upon an allocated cost of such survey to be shared equally.

          (b)   Promptly following completion of each of the surveys for the Miracle Property and the Manor Property, Seller (and Seller shall cause Parent to) and Buyer shall revise and agree to the respective form of New Leases such that the form of the New Leases are finalized within 10 calendar days after the receipt of the final surveys for the Miracle Property and the Manor Property. Seller (and Seller shall cause Parent to) and Buyer shall negotiate revisions to the New Leases reasonably and in good faith in light of the results of Buyer's diligence review of the

  Miracle Property and the Manor Property and Seller's historic use of the shopping center. In the event that the parties have not agreed to the form of New Leases in the time and manner provided herein, neither party shall have the right to terminate this Agreement and either party may invoke the procedures of Section 12.4. The general terms of the New Leases shall be as follows: (i) five year fixed term; (ii) after the first year of the fixed term, Buyer shall have the right to terminate the lease upon written notice to Seller by January 31 of each of the next four years of the fixed term if the operating expenses of the theatre exceed cash flow for the immediately preceding calendar year and such termination will be effective as of the last day of February; (iii) after the expiration of the five year term, the lease will continue month to month until either party terminates upon 30 days prior written notice; and (iv) rent during the first year of the fixed term is to be $3,500 per month and thereafter the lesser of $3,500 and a percentage of the net box office receipts in an amount to be agreed upon by Buyer and Seller plus a monthly fixed amount for common area maintenance, property taxes, and insurance equal to the amounts used when presenting the Theatre Level Cash Flows on Schedule 3.4(b).

        5.17 Delivery of Property. Upon Closing, Seller shall deliver possession of the Real Property to Buyer. Immediately following Closing, Seller shall make available to Buyer to the extent the following are in Seller's Possession (i) originals and otherwise copies of, Assigned Leases and Purchased Contracts that relate to such location; (ii) copies or originals of all available books and records of account, contracts, copies of correspondence with tenants and suppliers, unpaid bills and other papers or documents which pertain to the operation and management of such location; (iii) all available permits and warranties for such location; (iv) the original "as-built" plans and specification; and all other plans and specifications and operation manuals; and (v) all keys, combinations and security codes.

        5.18 Environmental Investigation; Remediation.

          (a)   At Buyer's sole option and expense, it may engage Environmental Strategies Consulting LLC ("ESC") to conduct Phase I environmental site assessment(s) ("Phase Is") of any of the Real Property. Buyer may engage a qualified environmental consultant other than ESC (if such other qualified environmental consultant is approved by Seller, which approval shall not be unreasonably withheld, conditioned or delayed ("Other Qualified Environmental Consultant"). The scope of the Phase I shall be at Buyer's discretion, subject to Section 5.1, but shall not include any invasive or destructive testing. Buyer shall order any Phase Is it desires no later than the fifth (5th) day after the Execution Date. Buyer shall notify Seller on the sixth (6th) day of those parcels of Real Property for which it did not order Phase Is. Except to the extent that Buyer has elected not to obtain a Phase I for any parcel of Real Property, Buyer shall use Commercially Reasonable Efforts to have such Phase Is completed and reviewed by the Due Diligence Deadline. Buyer shall have until the later of (i) the Due Diligence Deadline or (ii) five Business Days after the receipt of the last written Phase I for any of the Real Property ("Phase I Deadline"), to notify Seller in writing of (A) Buyer's request that Seller Remediate a "recognized environmental condition" (as such term is defined by ASTM E 1527-00 or its successors) or correct a suspected violation of Environmental Laws set forth in such Phase Is, provided that Buyer specifies in reasonable detail the nature of such "recognized environmental condition" or suspected violation and that such Remediation or correction can be performed without the need for a Phase II environmental site assessment ("Phase II") and/or (B) Buyer's intent to conduct a Phase II at its sole expense with respect to any such "recognized environmental condition" or suspected violation (with (A) and (B) hereinafter collectively referred to as "Phase I Notice") or (C) its election to terminate this Agreement. Notwithstanding the foregoing, in no event shall the Phase I Deadline be more than fifty (50) calendar days from the Execution Date. If Buyer plans to conduct a Phase II pursuant to the foregoing, Seller shall be obligated to permit Buyer to conduct a Phase II environmental site assessment, including subsurface testing, sampling, or other physically destructive or invasive testing, on each Real Property subject to Section 5.18(b), except that such Phase II testing shall not be performed on any Leased Real Property without the prior written consent of a Third Party lessor or sublessor if required under the applicable Assigned Lease. Buyer's right to conduct the Phase IIs shall expire if Buyer does not notify Seller of its intention to conduct such Phase IIs by the Phase I Deadline described above.

          (b)   Prior to undertaking any Phase II testing, Buyer shall inform Seller in writing of the intended scope of each Phase II, a reasonable schedule for its performance, and the name of the environmental consulting firm that will oversee such Phase II, if the consultant will be a firm other than ESC. The scope of any Phase II shall be consistent with the "recognized environmental conditions" and/or suspected violations of Environmental Laws identified in the findings and recommendations of the Phase I or any information obtained subsequent to the completion of the Phase I. Seller shall provide any comments to the scope and schedule of the Phase II (and identity of the environmental consultant, if other than ESC) within five (5) Business Days of receipt of such scope and schedule (and identity of the environmental consultant, if other than ESC) ("Seller's Phase II Comment Period"), and Buyer shall consider such comments in conducting any Phase IIs. Buyer shall have no obligation to take into account any comments by Seller on the scope and schedule of the Phase II (or selection of the environmental consultant, if applicable) which are not received by Buyer within Seller's Phase II Comment Period. Seller, at its own cost, shall have the right to take a split of any samples collected by Buyer and/or its Representatives during the course of performing such Phase II.

          (c)   In the event Buyer elects to conduct any Phase IIs and properly notifies Seller as set forth in Section 5.18(a), Buyer shall use Commercially Reasonable Efforts to complete such Phase II within a period beginning on the Phase I Deadline and running for a period equal to Seller's Phase II Comment Period, plus 45 calendar days, plus the number of days, if any, that Buyer delays its proposed Phase II schedule as a result of a request of the Seller ("Phase II Deadline"). Buyer shall notify Seller in writing of (i) any reasonable objections to the results of the Phase IIs, specifying in reasonable detail the nature of the Environmental Conditions objected to and the scope and, to the extent possible, the estimated cost of the Remediation requested ("Phase II Notice") or (ii) its election to terminate this Agreement. If Buyer has not notified Seller of its reasonable objections or its election to terminate this Agreement by the Phase II Deadline, then Buyer's right to reasonably object to the results of the Phase IIs shall expire and Buyer shall be deemed to have waived its right to terminate this Agreement under this Section 5.18(c). Seller shall use Commercially Reasonable Efforts to correct any suspected violations of Environmental Law and Remediate any "recognized environmental conditions" set forth in the Phase I Notice or the Phase II Notice to Buyer's reasonable satisfaction prior to the Closing. In correcting any such suspected violations or conducting any such Remediations, Seller shall comply with the requirements applicable to the Performing Party in Sections 5.19(c) and (d), and Buyer shall comply with the requirements applicable to the Other Party set forth in Sections 5.19(c) and (d). In the event that Seller (upon using Commercially Reasonable Efforts) is not able to complete any corrections or Remediations required pursuant to this Section 5.18 prior to the Closing, Buyer (or Seller, at Buyer's sole discretion) shall be obligated to continue to use Commercially Reasonable Efforts to diligently pursue and complete such corrections and Remediations as soon as practicable after the Closing. Any such suspected violations or Remediation or obligation to correct or Remediate identified in the Phase I Notice or the Phase II Notice shall not be deemed to be a Known Breach. Notwithstanding any other provision herein to the contrary, all costs and expenses incurred in connection with any such correction or Remediation (other than any Investigation performed pursuant to Section 5.1(c)(v)), whether performed by Buyer or Seller and whether performed prior to or following the Effective Time, shall first be paid by Buyer or reimbursed by Buyer to Seller following the Effective Time up to and including the amount of the Basket and all such costs and expenses for such correction or Remediation actually paid by Buyer shall be applied to the Basket dollar for dollar; provided, however, in the event that this Agreement is terminated by Buyer or Seller prior to the Effective Time, all such costs and expenses incurred in connection with any such correction or Remediation (other than any Investigation performed pursuant to Section 5.1(c)(v)) are to be borne by Seller and Seller shall reimburse Buyer within 10 Business Days of such termination for any costs and expenses previously borne by Buyer pursuant to Section 5.18 and Section 5.19. All costs and expenses incurred with respect to such correction or Remediation (other than any Investigation performed pursuant to Section 5.1(c)(v)) after the Basket has been exhausted shall be paid by Seller, subject to the provisions of the Cap set forth in Section 11.4 and all such amounts expended by Seller with respect to any corrections or Remediations required by this Section 5.18 shall be applied to the Cap dollar for dollar.

          (d)   Notwithstanding any other provision of this Section 5.18, in the event the amount required to complete any corrections of violations or any Remediations required pursuant to this Section 5.18 is in excess of $4,000,000, Seller shall have the option of terminating this Agreement within ten (10) days of its receipt of the Phase II Notice.

        5.19 Environmental Investigation after the Closing Date.

          (a)   After the Closing Date, the Buyer Indemnified Parties shall not initiate, permit or allow any sampling of the condition of the soil, surface water, sediment or groundwater or carry out any remediation on or inform any Third Party, including a Governmental Authority, of the environmental condition of the Real Property for the purpose of establishing the existence of any Environmental Claim subject to the indemnification provisions of Article 11 unless such sampling or notice is necessary or required (i) pursuant to any Legal Requirements; (ii) to Remediate a substantial threat to human health or the environment, including but not limited to, the health or welfare of employees; (iii) in response to the request of a Governmental Authority or in connection with an inspection initiated by a Governmental Authority; or (iv) pursuant to the terms of an Assigned Lease with respect to a Leased Property. Seller shall have no Liability for Damages with respect to any Environmental Claim subject to the indemnification provisions of Article 11 identified as a result of or arising out of a violation by Buyer of this Section 5.19(a). Notwithstanding any other provision of this Agreement, Seller shall have no other remedy for Buyer's violation of this Section 5.19(a). Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Buyer from taking any action otherwise prohibited by the first sentence of this Section 5.19(a) if Seller fails to comply with any of its obligations under Section 5.18. Notwithstanding any other provision of this Agreement, this Section 5.19(a) shall terminate on the three-year anniversary of the Closing Date.

          (b)   In the event that Seller does not complete any Remediation required under Section 5.18 prior to Closing and with respect to any other Remediation for which Seller is liable under Article 11, Buyer shall have the right, in its sole discretion, to complete or conduct the Remediation, at Seller's cost and expense, subject to the provisions of Section 5.18(c), 5.19(c) and Section 5.19(d) or require Seller to complete or conduct the Remediation in accordance with Section 5.18(c), Section 5.19(c) and Section 5.19(d).

          (c)   In connection with any correction of a suspected violation of Environmental Laws or Remediation which Seller is required to perform under Section 5.18 or for which Buyer seeks indemnification under Article 11 of this Agreement, Buyer and Seller agree that (i) each Party shall cooperate with the other's reasonable requests with respect to any Remediation, (ii) the party performing the Remediation (the "Performing Party") shall notify the other (the "Other Party") in advance of any Remediation to be performed (except in an emergency, when notice shall be provided as soon as reasonably practicable) and keep the Other Party reasonably informed of the progress of any Remediation and the schedule for completing such Remediation; (iii) the Performing Party shall select a qualified consultant to oversee the Remediation, subject to the approval of the Other Party, whose approval shall not be unreasonably withheld; (iv) for any correction or Remediation performed prior to Closing, Seller shall allow Buyer access to the applicable Real Property for the purpose of observing and monitoring the correction or Remediation so long as Buyer uses Commercially Reasonable Efforts to minimize interference with either the correction or Remediation or the Seller's business; (v) after the Closing, Buyer shall permit Seller access to the applicable Real Property (A) for purpose of performing the correction or Remediation, if Seller is performing the correction or Remediation, so long as Seller uses Commercially Reasonable Efforts to minimize interference with Buyer's business and (B) for observing and monitoring the correction or Remediation if Buyer is performing the correction or Remediation, so long as Seller uses Commercially Reasonable Efforts to minimize interference with Buyer's correction or Remediation or Buyer's business; (vi) within 5 Business Days of receipt, the each party shall submit to the other party copies of all material, non-privileged written communications, filings, reports, correspondence or other writings, photographs or materials submitted to or received from any Person in connection with any such correction or Remediation; (vii) the Performing Party shall provide to the Other Party a reasonable opportunity to comment in advance upon any written communications, filings, reports, correspondence or other writings given to any Governmental Body in connection with such corrective actions and will consider timely provided comments in good faith; (viii) the Performing Party will perform the Remediation in accordance with applicable Legal Requirements; (ix) to the extent possible, each party will provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Body regarding the Remediation, at such other party's sole cost and expense; and (x) if required by Buyer, following completion of any portion of the Remediation, the Performing Party shall promptly and diligently repair and restore damage to the Real Property caused thereby, including without limitation, removal of all remediation equipment from the Real Property and closing of all groundwater monitoring or extraction wells in accordance with Legal Requirements, and return the Real Property to substantially the same condition in which it existed prior to the commencement of the Remediation (other than with respect to the presence of Hazardous Materials).

          (d)   Notwithstanding any other provision to the contrary in this Agreement, in conducting any correction or Remediation under this Agreement, the Performing Party (i) shall use Commercially Reasonable Efforts to minimize costs in conducting the Remediation in accordance with applicable Environmental Laws; (ii) shall use cleanup standards based on commercial use of the Real Property; (iii) shall apply risk-based cleanup standards where acceptable to the Governmental Body overseeing the Remediation, if any; (iv) shall employ cost-effective Remediation methods; (v) if the Remediation results in a "no action" letter, liability protection, or other approval or protection of any Governmental Body, take Commercially Reasonable Efforts to include the Other Party as a co-recipient of such protections and approvals; and (vi) in connection with Owned Real Property, employ deed restrictions or institutional controls that limit the use of the groundwater at the applicable Real Property or prohibit agricultural or residential use of the applicable Real Property, if such restrictions and controls materially reduce the cost of the Remediation.

        5.20 Tax Deferred Exchange with a Third Party. In the event Seller desires to effect a tax-deferred exchange (pursuant to Section 1031 of the Internal Revenue Code, or otherwise) with a Third Party in connection with all or any portion of the Contemplated Transactions and/or conveyance of all or any portion of the Purchased Assets (an "Exchange"), Buyer hereby agrees to use Commercially Reasonable Efforts, at Seller's expense, to cooperate in effecting such Exchange, including but not limited to executing such additional documents and performing such additional acts, at Seller's expense, as may be reasonably requested by Seller to effect such Exchange; provided that Buyer shall not assume or have any Liability with respect to such Exchange.

6.     COVENANTS OF BUYER

        6.1 Required Approvals. As promptly as practicable after the Execution Date, Buyer shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Affiliates to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in the schedules to Section 3.2, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

        6.2 Commercially Reasonable Efforts. Buyer shall use its Commercially Reasonable Efforts to cause the conditions in Article 8 to be satisfied on or prior to the Closing and to complete its review of any surveys, inspections of the physical condition of the Real Property (other than Environmental Conditions) and/or Phase Is on or before the Due Diligence Deadline and/or the Phase IIs on or before the Phase II Deadline subject to the provisions of Article 5.

        6.3 Guaranty. At or promptly following Closing, Buyer shall, pursuant to Section 15.01(b)(ii) of the Assigned Lease for the North Hills Property, offer to the landlord of the North Hills Property a replacement guaranty in the form attached as Exhibit F to the Assigned Lease for the North Hills Property, executed by an Affiliate of Buyer with reasonably sufficient net worth to meet the financial obligations under such replacement guaranty. If, at or prior to Closing, Buyer or an Affiliate of Buyer executes a guaranty of the Assigned Lease for the North Hills Property in form and substance satisfactory to the landlord of the Assigned Lease for the North Hills Property, either in the form of the related Lease Assignment and Assumption or otherwise, then Buyer's obligations under this Section 6.3 shall terminate at Closing.

        6.4 Notification. Between the Execution Date and the Closing, Buyer shall promptly notify Seller in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of its representations and warranties made as of the Execution Date or (b) the occurrence after the Execution Date of any fact or condition that would or could be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, the Buyer shall promptly deliver to Seller a supplement to the Disclosure Schedule specifying such change. Such delivery shall not be deemed to amend or supplement the Disclosure Schedule or prevent or cure any breach or affect any rights of Seller under Article 8, Article 9 and Article 11. During the same period, Buyer also shall promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

7.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        7.1 Accuracy of Representations. Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the Execution Date, and shall be accurate in all material respects as of the time of the Closing as if then made, except to the extent that such representations and warranties are qualified by the term "material," "Material Adverse Effect" or similar qualification in which case such representations and warranties (as so written, including the term "material", "Material Adverse Effect" or such similar qualification) shall be true and correct in all respects at and as of the Execution Date and the Closing Date, in all cases without giving effect to any supplement to the Disclosure Schedule. If Damages for a breach or breaches of such representations and warranties exceed $1,276,000 individually or in the aggregate, such breach or breaches shall be deemed to be a failure of the condition precedent set forth in this Section 7.1.

        7.2 Seller's Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        7.3 Consents. Each of the Consents set forth on the schedules to Section 3.2 and required to be obtained in connection with the Contemplated Transactions shall have been obtained and shall be in full force and effect.

        7.4 Additional Documents. Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

          (a)   an opinion of Seller's counsel, dated the Closing Date, substantially in the form of Exhibit 7.4(a);

          (b)   releases of or pay-off letters for all Encumbrances on the Purchased Assets, other than Permitted Encumbrances or, in the alternative, commercially reasonable evidence from the obligees thereof, that all Encumbrances on the Purchased Assets, other than the Permitted Encumbrances, will be released or otherwise satisfied promptly after payment or other satisfaction of such Encumbrance has been made (in which case, the Closing Escrow Holder shall at Closing disburse directly to the holder of such Encumbrances from the Closing Consideration an amount sufficient to satisfy such Encumbrances in full); and

          (c)   certificates ordered from the respective secretary of state offices as close to the Closing Date as reasonably possible as to the good standing of Seller in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a).

        7.5 No Injunction. There shall not be in effect any Legal Requirement or injunction or other Order that (a) prohibits the consummation of the Contemplated Transaction and (b) has been adopted as issued, or has otherwise become effective since the Execution Date. Without limiting the generality of the foregoing, (i) the applicable waiting period under the HSR Act shall have expired or been terminated, and neither the Department of Justice nor the Federal Trade Commission shall have instituted any litigation to enjoin or delay consummation of the Contemplated Transactions and (ii) any applicable notice period under the W.A.R.N. Act shall have expired.

        7.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Affiliate of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

        7.7 Title Insurance. Buyer shall have received irrevocable and binding commitments to issue the Title Policies pursuant to Section 5.9. Seller shall have caused a commercially reasonable gap indemnity or indemnities in form reasonably satisfactory to the Title Company to be executed and delivered to the Title Company (collectively, the "Gap Indemnity") sufficient to enable the Title Company to issue the Title Policies without any exception for matters arising due to acts or omissions of Seller (as distinct from acts or omissions of such Seller's lessors or Third Parties) after the Closing and prior to recording of the conveyance instruments to be recorded.

        7.8 Governmental Authorization. Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Purchased Assets from and after the Closing.

        7.9 Physical Inspection; Environmental Report; Title.

          (a)   Buyer shall have obtained, at Buyer's sole cost and expense, inspections of the physical condition of the Real Property (other than Environmental Conditions) and structural engineering reports with respect to the Real Property pursuant to and within the time periods set forth in Section 5.10, which reports shall be acceptable in form and substance to Buyer in its sole discretion and Buyer shall have conducted, at Buyer's sole cost and expense, any further diligence recommended in such reports. If the amount of the Threshold Objections are in excess of $2,000,000, then Buyer shall have the right to terminate this Agreement by written notice delivered to Seller before the Physical Inspection Deadline. Notwithstanding any other provision herein to the contrary, if Buyer fails to terminate this Agreement on or before the Physical Inspection Deadline pursuant to this Section 7.9(a), then the condition precedent in this Section 7.9(a) shall be deemed waived by Buyer; provided, however, notwithstanding any other provision in this Agreement, Buyer shall not be deemed to waive any objections raised by Buyer pursuant to Section 5.10.

          (b)   The Phase Is and Phase IIs shall be acceptable in form and substance to Buyer in its sole discretion. If Buyer disapproves of the results of any such Phase I or Phase II, then, pursuant to Section 5.18, Buyer shall have the right to terminate this Agreement. If Buyer fails to terminate this Agreement on or before (i) the Phase I Deadline or (ii) the Phase II Deadline (if Buyer elected to conduct Phase IIs and properly notified Seller on or prior to the Phase I Deadline), then the condition precedent in this Section 7.9 shall be deemed waived by Buyer; provided, however, notwithstanding any other provision in this Agreement, Buyer shall not be deemed to have waived any objections raised by Buyer pursuant to Section 5.18.

          (c)   It shall be a condition to Buyer's obligation to close that Title Company be unconditionally committed on or prior to the expiration of the ten (10)-day period following receipt of the last of the Disapproved Matters Cure Notice (if more than one) from Seller pursuant to Section 5.9(a)(4), subject only to the payment of the applicable premiums, cure of any Disapproved Matters which Seller has agreed to cure, or is deemed to have agreed to cure, and performance by the parties of the other covenants on their parts to be performed under this Agreement, to issue ALTA Extended Coverage Owner's Policies of Title Insurance (1970 Form) with respect to the Real Property ("Title Policies") in amounts reasonably acceptable to Buyer and the Title Company, naming Buyer as insured, and containing no exceptions other than Permitted Encumbrances. Notwithstanding any other provision herein to the contrary, if Buyer fails to terminate this Agreement by delivering a Disapproved Matters Termination Notice on or prior to the expiration of the ten (10)-day period following receipt of the last of the Disapproved Matters Cure Notices (if more than one) from Seller pursuant to Section 5.9(a)(4), then the condition precedent in this Section 7.9(c) shall be deemed waived by Buyer.

        7.10 Sandhill Property. For the purposes of this Agreement, "Sandhill Completion" shall mean that (a) Seller shall have completed construction and installation of improvements on the Sandhill Property in accordance with the Sandhill Theatre Plans and Specifications, subject only to items typically included in a punch-list; and (b) the Sandhill Development Manager shall have completed the Sandhill Site Work in accordance with the Sandhill Development Agreement, subject only to items typically included in a punch-list; provided, however, Sandhill Completion shall not be deemed to have occurred prior to (x) the issuance of a temporary certificate of occupancy for such improvements by the Governmental Body having jurisdiction to do so, subject only to satisfaction of conditions which are customary, and which Seller and the Sandhill Theatre General Contractor and/or the Sandhill Development Manager can reasonably be expected to satisfy within the earlier of 90 calendar days after

Substantial Completion or 60 calendar days after the Closing Date; and (y) the date that the improvements on the Sandhill Property are actually open for business as a 16-screen movie theatre.

8.     CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

        Seller's obligation to sell the Purchased Assets and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller in whole or in part):

        8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the Execution Date and shall be accurate in all material respects as of the time of the Closing as if then made, except to the extent that such representations and warranties are qualified by the term "material," "Material Adverse Effect" or similar qualification in which case such representations and warranties (as so written, including the term "material", "Material Adverse Effect" or such similar qualification) shall be true and correct in all respects at and as of the Execution Date and the Closing Date, in all cases without giving effect to any supplement to the Disclosure Schedule.

        8.2 Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

        8.3 Additional Documents. Buyer shall have caused the documents and instruments required by Section 2.7(b) to be delivered (or tendered subject only to Closing) to Seller.

        8.4 No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the Execution Date. Without limiting the generality of the foregoing, the applicable waiting period under the HSR Act shall have expired or been terminated, and neither the Department of Justice nor the Federal Trade Commission shall have instituted any litigation to enjoin or delay consummation of the Contemplated Transactions.

        8.5 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Seller or any Affiliate of Seller to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

9.     TERMINATION

        9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

          (a)   by mutual, written Consent of Seller and Buyer; or

          (b)   (i) by Buyer if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

          (c)   by Buyer or Seller by giving written notice of termination to the other party, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within ten (10) days following written notice given by the terminating party to the party committing such breach, or which breach by its nature cannot be cured prior to the Closing; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if at the time the terminating party is in material breach of any representation, warranty, covenant or other agreement contained herein; or

          (d)   by Buyer or Seller upon written notice to the other, if the Closing shall not have taken place on or before September 1, 2005; provided, that this date shall automatically be extended by sixty (60) days if the parties are unable to consummate the Contemplated Transactions because HSR Consent has not yet been obtained (regardless of whether all other conditions to Closing have been satisfied); provided, further, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time; or

          (e)   by Buyer, pursuant to the terms of Section 5.9; or

          (f)    by Buyer, pursuant to the terms of Section 7.9(a); or

          (g)   by Buyer, pursuant to the terms of Section 5.18; or

          (h)   by Seller, pursuant to the terms of Section 5.18(d).

        9.2 Effect of Termination.

          (a)   Buyer's and Seller's right of termination under Section 9.1 is in addition to any other rights either party may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 9.1 by either Buyer or Seller, such termination shall be without liability for Damages to the other parties to this Agreement, and all obligations of all of the parties under this Agreement will terminate, except that the obligations of the parties under this Section 9.2 and Article 12 will survive; provided, however, that, if this Agreement is terminated pursuant to Section 9.1(b) or 9.1(c), then the terminating party's (and non-terminating party's) right to pursue legal remedies and Damages will survive such termination unimpaired.

          (b)   If Buyer or Seller seeks to recover Damages from the other pursuant to the proviso of Section 9.2(a), then the prevailing party shall be entitled to its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the "prime" rate of interest as published from time to time by The Wall Street Journal in its "Money Rates" section in effect from time to time during such period plus two percent.

10.   ADDITIONAL COVENANTS

        10.1 Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its then existing personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction occurring on or before the Closing Date involving Seller or its business.

        10.2 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices (but no less than five (5) years) those

Records of Seller delivered to Buyer. Buyer also shall provide the Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

        10.3 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

        10.4 Restriction on Seller Net Worth. Seller shall not (a) dissolve or liquidate, (b) declare any dividends (whether in cash or otherwise) or make any distribution of assets or cash or redeem, purchase or otherwise acquire or arrange for the redemption, purchase or acquisition of any shares of its capital stock or other of its securities, or (c) take any other action such that its net worth (determined in accordance with GAAP consistently applied), after such declaration, distribution or action is less than $20,000,000, until all of Seller's Remediation obligations under this Agreement and all indemnification claims made by Buyer pursuant to Article 11 have been finally resolved ("Resolution Period"); provided, however, in the event that Seller has paid to Buyer an amount equal to one-half of its indemnification obligations under Article 11, then Seller may declare a dividend (whether in cash or otherwise) or make a distribution of assets or cash or redeem, purchase or otherwise acquire or arrange for the redemption, purchase or acquisition of any shares of its capital stock or other of its securities so long as its net worth (determined in accordance with GAAP consistently applied) after such action is not less than $10,000,000. Within 20 calendar days of the end of each fiscal quarter of Seller, Seller's Chief Executive Officer shall certify to the Chief Financial Officer of Buyer, in writing, that Seller's net worth (determined in accordance with GAAP consistently applied) after such distribution is equal to or greater than $20,000,000 (or $10,000,000 if applicable) ("Net Worth Certification"). Such certification obligation shall commence as of the Closing Date and be in effect throughout the Resolution Period. If a Net Worth Certification states that the net worth of Seller (determined in accordance with GAAP consistently applied) is less $20,000,000 (or $10,000,000 if applicable), then Seller shall (i) cause its Parent to contribute cash or assets to Seller or issue a letter of credit in favor of Buyer with respect to Seller's Remediation obligations under this Agreement and Seller's indemnification obligations under Article 11 pursuant to the terms of the letter agreement between Parent and Buyer in the form attached hereto as Exhibit 10.4 and (ii) promptly provide Buyer with the written certification described in this Section 10.4.

        10.5 Annual Passes. At Closing, for each of the calendar years 2005 through and including 2015, Buyer shall provide Seller with a total of twenty-five (25) annual passes for free admission to any motion picture theatre operated by Buyer or its subsidiaries.

        10.6 Deed Restrictions. With respect to any real property which Seller or any of its Affiliates now owns or hereafter acquires, directly or indirectly, and which is located within a 15 mile radius of any of the Real Property or any other property now owned, leased, operated or under construction by Buyer or any of its Affiliates, neither Seller nor its Affiliates shall sell, lease or otherwise convey a fee or leasehold interest in such real property prior to the Closing, unless a covenant is recorded in the real property records in the jurisdiction in which such real property is located prior to or concurrently with the consummation of such sale, lease or conveyance, which contains a provision stating that, without the prior written consent of Buyer, neither the owner nor any lessee thereof, or any of their successors or assigns, or any Persons claiming under or through them, may use any portion of such real property as a motion picture theatre. Such provision shall further provide that the burdens thereof shall bind and burden such real property, and the owner thereof, and shall inure to the benefit of Seller, and that such benefits are assignable by Seller to Buyer or to any other Person who acquires some or all of motion picture theatres of Seller. At Closing, Seller shall assign such benefits to Buyer pursuant to a written assignment, in a form to be reasonably agreed upon by Seller and Buyer, duly executed by Seller and in recordable form. Seller shall not be required to make any representations or warranties to Buyer regarding the enforceability of such covenant, as so assigned..

11.   INDEMNIFICATION; REMEDIES

        11.1 Survival and Materiality.

          (a)   All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7 and any other certificate delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6.

          (b)(i) Except as set forth in Section 11.1(b)(iii) below, in the event that there is or are any breach or breaches of the representations and warranties of Seller (other than a breach of Sections 3.6(d), 3.6(e) or 3.18) that become known to Buyer prior to Closing based upon supplements to the Disclosure Schedules or through Buyer's exercise of its rights under Section 5.1 ("Known Breaches") and (A) the Damages related to such Known Breaches are less than or equal to $1,276,000 then Buyer shall proceed to Closing and the amount by which the Damages related to such Known Breaches are less than or equal to $1,276,000 shall be applied against the Basket, or (B) if the Damages related to such Known Breaches exceed $1,276,000 and Buyer elects to proceed to Closing, then (x) Buyer shall have waived any claim for indemnification based upon the Known Breaches to the extent that the Damages therefor exceed $1,276,000 and (y) such claims and Damages up to $1,276,000 shall be satisfied in full by application against the Basket so that the amount remaining in the Basket is $0. Notices of any such claims by Buyer and disputes over the alleged amount of Damages shall be handled as provided in the following paragraph.

            (ii)   Prior to Closing, Buyer shall deliver to Seller a notice setting forth the Known Breaches, together with such supplemental information as shall be reasonably necessary or appropriate to enable Seller to determine the accuracy thereof ("Breach Notice"). The Breach Notice shall be based upon the most current and reliable information reasonably available to Buyer at the time of its delivery. Within 2 Business Days after receipt of the Breach Notice, Seller shall notify the Buyer in writing whether Seller disapproves of the Breach Notice. If Seller does not dispute the Breach Notice, or fails to notify Buyer of its disapproval in the manner and within the time specified above, then the Breach Notice shall be deemed to be the notice of Known Breaches as delivered by Buyer to Seller. If Seller disapproves a Breach Notice in the manner and within the time specified above, then Seller and Buyer shall use their Commercially Reasonable Efforts for a period of 5 Business Days to agree to the Breach Notice, and the Breach Notice shall be amended accordingly. If Seller and Buyer cannot agree upon the Breach Notice, then the accounting firm of PricewaterhouseCoopers, or its successor, is designated to act as sole arbitrator and to decide all points of disagreement with respect to the Breach Notice, such decision to be binding on both parties. If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall use Commercially Reasonable Efforts to designate and retain another mutually acceptable nationally-recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this Section 11.1(a)(ii). The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by Seller and Buyer.

            (iii)  The right to indemnification, reimbursement or other remedy based upon the representations and warranties set forth in Sections 3.6(d), 3.6(e) or 3.18 shall not be affected by any investigation by Buyer or its Representatives (including any environmental or physical investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation and warranty set forth in Sections 3.6(d), 3.6(e) or 3.18. The waiver of any condition based upon the accuracy of any representation or warranty set forth in Section 3.6(d), 3.6(e) or 3.18 will not affect the right to indemnification, reimbursement or other remedy of Buyer based upon such representations and warranties.

          (c)   For purposes of determining whether there has been any misrepresentation or breach of warranty pursuant to this Article 11 and for purposes of calculating the amount of Damages arising therefrom, the representations and warranties of Seller and Buyer shall be deemed not to be qualified by any concept of "material," "Material Adverse Effect" or similar qualification.

        11.2 Indemnification and Reimbursement By Seller. Seller shall indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Affiliates (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation (but excluding Investigations conducted at the Buyer's sole expense pursuant to Section 5.1(b)) and defense and reasonable attorneys' fees and expenses), whether or not involving a Third-Party Claim (but excluding any damages not involving a Third Party Claim based on lost profits, diminution in value, consequential or punitive damages) (collectively, "Damages"), arising from or in connection with:

          (a)   any breach of any representation or warranty made by Seller in (i) this Agreement (without giving effect to any supplement to the Disclosure Schedule), (ii) the certificate delivered pursuant to Section 2.7(a)(viii), or (iii) any transfer instrument;

          (b)   any breach of any covenant or obligation of Seller in (i) this Agreement, (ii) the certificates delivered pursuant to Section 2.7 or (iii) any transfer instrument;

          (c)   any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

          (d)   the failure to cure a Threshold Objection (subject to the $2,000,000 limitation set forth in Section 5.10) prior to Closing pursuant to Section 5.10 and for which no Purchase Price adjustment has been agreed upon; or

          (e)   any Retained Liabilities.

        11.3 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller and its respective Representatives and Affiliates (collectively, "Seller Indemnified Persons"), and will reimburse Seller Indemnified Persons, for any Damages arising from or in connection with:

          (a)   any breach of any representation or warranty made by Buyer in (i) this Agreement, (ii) the certificate delivered pursuant to Section 2.7(b)(vii) or (iii) in any transfer instrument;

          (b)   any breach of any covenant or obligation of Buyer in (i) this Agreement, (ii) the certificate delivered pursuant to Section 2.7(b)(vii) or (iii) in any transfer instrument;

          (c)   any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions;

          (d)   any Assumed Liabilities; or

          (e)   any Damages for which Buyer is liable for pursuant to Section 5.1(c)(iii).

        11.4 Limitations on Amount—Seller.

          (a)   Seller shall have no liability (for indemnification or otherwise) with respect to claims under Sections 11.2(a) and 11.2(b) until the total of all Damages with respect to such matters exceeds $1,276,000 (the "Basket") and then only for the amount by which such Damages exceed $1,276,000. However, this Section 11.4(a) will not apply to (i) matters arising in respect of Sections 3.1, 3.2, or 3.6(e) or (ii) Seller's fraud.

          (b)   In no event shall Seller's aggregate liability for claims to Buyer Indemnified Persons under Section 11.2(a) and Section 11.2(b) exceed $12,760,000 (the "Cap"). However, this Section 11.4(b) will not apply to (i) matters arising in respect of Sections 3.1, 3.2, or 3.6(e) or (ii) Seller's fraud.

        11.5 Limitations on Amount—Buyer.

          (a)   Buyer will have no liability (for indemnification or otherwise) with respect to claims under Sections 11.3(a) and 11.3(b) until the total of all Damages with respect to such matters exceeds the Basket and then only for the amount by which such Damages exceed $1,276,000. However, this Section 11.5(a) will not apply to (i) matters arising under Sections 4.1 or 4.2 or (ii) Buyer's fraud.

          (b)   In no event shall Buyer's aggregate liability for claims to Seller Indemnified Persons under Section 11.3(a) and Section 11.3(b) exceed $12,760,000. However, this Section 11.5(a) will not apply to (i) matters arising under Sections 4.1 or 4.2 or (ii) Buyer's fraud.

        11.6 Time Limitations.

          (a)   If the Closing occurs, Seller will have liability (for indemnification or otherwise) for a breach of a representation or warranty (other than those in Sections 3.1, 3.2, 3.6(e) or 3.18), only if on or before the one year anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer. Seller's representations and warranties under (i) Section 3.18 will survive for a period of three years after the Closing Date and (ii) Sections 3.1, 3.2 and 3.6(e) will survive indefinitely.

          (b)   If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than those set forth in Sections 4.1 and 4.2), only if on or before the one year anniversary of the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller. Buyer's representations and warranties under Sections 4.1 and 4.2 will survive indefinitely.

        11.7 Third-Party Claims.

          (a)   Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

          (b)   If an Indemnified Person gives notice to the Indemnifying Person pursuant to Article 11 of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying

  Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

          (c)   Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

          (d)   Notwithstanding the provisions of Section 12.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

          (e)   With respect to any Third-Party Claim subject to indemnification under this Article 11 (i) both the Indemnified Person and the Indemnifying Person, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

          (f)    With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that (i) it will use its Commercially Reasonable Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Legal Requirements and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

        11.8 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

        11.9 Remedy. Subject to Section 9.2(a), the provisions of this Article 11 shall provide the sole and exclusive recourse and remedy of Buyer with respect to any claims made or with respect to which indemnification may be sought under Section 11.2(a) through 11.2(d). Subject to Section 9.2(a), the provisions of this Article 11 shall provide the sole and exclusive recourse and remedy of Seller with respect to any claims made or with respect to which indemnification may be sought under Section 11.3(a) through 11.3(e); provided, further that, except as provided in Section 5.1, 5.18 and 5.19, Seller hereby waives and releases any claims, rights and causes of action Seller may have against Buyer now or in the future arising under, in connection with or relating to any Environmental Law (whether by statute, regulation, or common law).

        11.10 Mitigation of Damages. All parties hereto shall use Commercially Reasonable Efforts to mitigate Damages.

        11.11 Reduction of Damages Attributable to an Actual Tax or Insurance Benefit.

          (a)   Damages incurred by any Indemnified Person that are indemnifiable under this Article 11 will be reduced by an amount equal to any reduction in income Taxes actually paid with respect to a Tax period on account of the application of a deduction or other Tax Item attributable directly to such Damages, and the creation or increase in the amount of a net operating loss carryover or a carryover of another Tax shall not be treated as a reduction in the income Taxes actually paid with respect to such Tax period; provided, that, such reduction in Damages will apply only if (i) Seller or Buyer, as applicable, promptly upon payment of the indemnified amount under this Article 11 has notified the other in writing of such amount and the recipient's potential entitlement to a reduction of income Taxes on account of such Damages and/or indemnity payment and (ii) the actual reduction of income Taxes paid occurs with respect to the same Tax period as the application of a deduction (other than the application of a net operating loss carryover or Tax carried over from a prior Tax period) attributable directly to such Damages. In the event this Section 11.11(a) results in a reduction in the amount of Damages, Buyer or Seller, as applicable, will reimburse the other for the amount of such reduction net of any income Taxes payable with respect to the receipt of the indemnity payment attributable to such Damages.

          (b)   Damages incurred by any Indemnified Person that are indemnifiable under this Article 11 will be reduced by an amount equal to any insurance benefits actually received by an Indemnified Person in respect of or as a result of such Damages. In the event this Section 11.11(b) results in a reduction in the amount of Damages, Buyer or Seller, as applicable, will reimburse the other for the amount of such reduction with respect to the receipt of the indemnity payment attributable to such Damages.

12.   GENERAL PROVISIONS

        12.1 Expenses.

          (a)   Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

          (b)   Seller and Buyer shall each pay one-half of the fees and expenses incurred by the Title Company to obtain the Title Commitments; provided that Buyer shall not be obligated to pay more than $12,500. The fees and expenses incurred with respect to the Retail Center Surveys shall be paid by the Seller and Buyer as set froth in Section 5.16. In the event that such fees and expenses incurred by the Title Company exceed $25,000, Seller shall be obligated to pay the amount by which such fees and expenses exceed $25,000. At Closing, Seller shall pay (a) all fees for recording of the reconveyances and/or releases of existing deeds of trust, mortgages or financing statements to be recorded at the Effective Time, the memoranda of lease (including the New Lease Memoranda), the Grant Deeds, Lease Assignments and Assumptions and Retail Center REAs; and (b) any applicable withholding taxes and transfer taxes. At Closing, Buyer shall pay (a) premiums for the Title Policies for the Real Property; (b) the premiums attributable to the issuance of policies to Buyer's lender or lenders, (c) the premiums for any endorsements to the Title Policies (other than those specified above) or for any endorsements to policies issued to Buyer's lender or lenders, (d) the premium for issuance of the CLTA 101.1 endorsement to the Title Policy for the Sandhill Property, and (e) all fees for recording of the SNDAs and NDAs. Buyer will pay one-half and the Seller will pay one-half of (i) the HSR Act filing fee; and (ii) the fees and expenses of the Closing Escrow Holder under this Agreement; provided that the HSR Act filing fee will be paid by Buyer and Seller at the time of the filing of the HSR Act filing and not through the Closing Escrow Holder. Seller will pay any administrative fees or costs of landlords or lenders, to which such landlords or lenders are entitled under the Assigned Leases, in connection with the negotiation, execution and delivery of consents, memoranda of lease, estoppels, NDAs and SNDAs. Seller shall pay any administrative fees or costs of the landlords under the New Leases, in connection with the execution and delivery of the New Leases and the New Lease Memorandum.

        12.2 Public Announcements.

          (a)   Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties mutually agree, subject to any Legal Requirement applicable to Buyer or Seller. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

          (b)   Except as required by Legal Requirements or ordered by a Governmental Body, without the prior written consent of the disclosing party, the parties will not disclose any Confidential Information of the other party to any Third Party (other than to such parties Affiliates and Representatives in connection with the Contemplated Transactions), nor use the other party's

  Confidential Information for purposes other than in connection with the Contemplated Transactions, nor publish, nor allow to be published, any material derived from the Confidential Information. Each of Buyer and Seller agrees (a) to inform all of its Representatives who receive Confidential Information of the confidential nature of such information and to direct all such Representatives to treat such Confidential Information confidentially and not to use it other than for the purpose of analyzing and evaluating the Contemplated Transaction or as contemplated by this Agreement; (b) to be responsible in any event for any breach of this Section 12.2(b) by its Representatives; and (c) to make all reasonable, necessary and appropriate efforts to safeguard the Confidential Information from disclosure to any Third Party other than as specifically contemplated by this Agreement. This Section 12.2(b) shall survive for the term of one year from the later of the Execution Date or the date on which this Agreement is terminated under Section 9.1; provided that Buyer's obligations to maintain the confidentiality of Confidential Information related to the Purchased Assets shall terminate effective upon consummation of the Contemplated Transactions on the Closing Date. For purposes of this Agreement and the definition of Confidential Information, each party hereto shall be the "receiving party" with respect to information disclosed by the other party, and shall be the "disclosing party" with respect to information disclosed by it, as appropriate in the context in which such terms are used.

        12.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

        Seller:

  Eastern Federal Corporation
  901 East Boulevard
  Charlotte, NC 28203-5203
  Attention: Carter Meiselman
  Fax No.: (704) 358-8427
  Phone No.: (704) 377-3495

  with a mandatory copy to:

  Johnston Allison & Hord
  610 East Morehead Street
  Charlotte, NC 28202
  Attention: John A. Morrice
  Fax No.: (704) 376-1628
  Phone No.: (704) 998-2232

  with a mandatory copy to:

  Kilpatrick Stockton LLP
  214 North Tryon Street, Suite 2500
  Charlotte, NC 28202
  Attention: E. Lynwood Mallard
  Fax No.: (704) 338-5125
  Phone No.: (704) 338-5002

        Buyer:

  Regal Entertainment Group
  Attention: General Counsel
  7132 Regal Lane
  Knoxville, TN 37918
  Fax No.: (865) 922-6085
  Phone No.: (865) 922-1123

  with a mandatory copy to:

  Hogan & Hartson L.L.P.
  1200 17th Street, Suite 1500
  Denver, CO 80202
  Attention: Christopher J. Walsh
  Fax No.: (303) 899-7333
  Phone No.: (303) 454-2480

        12.4 Arbitration.

          (a)   In the event of any claim, dispute or controversy of any nature between the parties arising out of or in connection with this Agreement, or the negotiation, execution, delivery, performance, nonperformance, validity, termination or breach thereof ("Dispute"), and except as provided for in Section 2.8(d), Section 11.1(b)(ii) or Section 12.4(f), the parties will consult and negotiate with each other in good faith and otherwise use their respective commercially reasonable efforts to settle such Dispute within a 45-day period after receipt by a party of written notice of a Dispute. Except as set forth in Section 2.8(d) and Section 11.1(b)(i), if for any reason, the Dispute is not resolved or settled within such 45-day period then, upon the demand of Buyer or Seller, the Dispute will be resolved by binding arbitration in Atlanta, Georgia in accordance with the United States Arbitration Act (9 USC § 1 et sec.) and the Commercial Arbitration Rules of the American Arbitration Association (including Procedures for Large, Complex Commercial Disputes), as they may be amended from time to time (the "Rules") except as modified herein. An arbitration award rendered by the arbitrators will be final and binding on the parties to this Agreement, will be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal and may be entered and enforced in any court having jurisdiction over the parties or their property.

          (b)   Subject to Section 9.2(b), all fees and expenses of each party incurred in connection with the arbitration will be borne by the party incurring such costs, unless the arbitral tribunal determines that such costs should be borne by the other party.

          (c)   Before the arbitration hearing, each party shall be entitled to take a discovery deposition of up to three representatives of the opposing party who has knowledge of the matters in dispute. In addition, upon the application of a party showing good cause for the taking of a deposition intended to preserve evidence for introduction at trial, the arbitrator shall enter such orders as may be necessary to permit the preservation of such person or person(s) and such deposition(s) shall not count with respect to any limit imposed by agreement or otherwise on the number of discovery depositions allowed to be taken in connection with the arbitration. Further, upon the written request of either party, the other party shall promptly produce documents relevant to the Proceeding. The manner, timing and extent of any further discovery shall be committed to the arbitrator's sound discretion.

          (d)   The arbitral tribunal will be required to follow the substantive law of the State of Delaware, federal law as enunciated by the federal courts situated in the Third Circuit, and all federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney client work product doctrine.

          (e)   The arbitration award will be in writing and will specify factual and legal basis for the award. The arbitral tribunal will have the authority to award any remedy or relief that a court of the State of Delaware could order or grant, including specific performance, injunctive relief, money damages or such other relief as they deem just and proper.

          (f)    The parties hereby submit to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware (the "Delaware Courts") for the purpose of obtaining an order to compel arbitration, or temporary restraining order, and enforcement of any award issued hereunder. In the event that a party obtains a temporary restraining order, the parties agree to immediately commence binding arbitration in Atlanta, Georgia in accordance with the Rules. In the event that a party obtains a temporary restraining order against the other party, the parties hereby agree that they will accelerate the selection of an arbitration panel as provided for in the Rules as follows:

            (i)    Any party that obtains a temporary restraining order shall, within three days of the issuance of such order, serve a written notice of its demand to arbitrate, which demand shall contain a statement setting forth the nature of the dispute, the names and addresses of all other parties, the amount involved, if any, and the remedy sought.

            (ii)   Within six days of obtaining a temporary restraining order, the party obtaining such order shall tender to the other party (the "Respondent") a list of five potential arbitrators from the National Roster of Commercial Arbitrators of the American Arbitration Association (the "National Roster"). The Respondent shall, within three days of receipt of such list, designate five potential arbitrators from the National Roster.

            (iii)  If the parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the American Arbitration Association shall have the power to make the appointment of one arbitrator (the "Preliminary Arbitrator(s)"). The "Preliminary Arbitrator(s)" shall be empowered to grant provisional remedies (including but not limited to extension of the temporary restraining order beyond the term provided for by the Court) until such time as a permanent arbitrator or arbitrators are appointed pursuant to the provisions of the Rules.

          (g)   By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral restraining order or other order in aid of arbitration proceedings and the enforcement of any award.

          (h)   This agreement to arbitrate will be binding on all parties and their Affiliates, all Buyer Indemnified Persons, all Seller Indemnified Persons and on their respective successors and assigns.

          (i)    Disputes relating to Remediation of an Environmental Condition shall be resolved in accordance with the preceding provisions of Section 12.4, except as follows:

            (i)    The period to resolve the Dispute prior to commencing arbitration shall be twenty (20) days instead of the 45 days set forth in Section 12.4(a).

            (ii)   The process for selecting the arbitrator shall be as follows. The Parties shall jointly select a single arbitrator ("the Environmental Neutral") within twenty (20) days of receipt by respondent of a copy of the demand for arbitration.

            (iii)  Section 12.4(c), Section 12.4(d) and Section 12.4(f) shall not apply to arbitration of Disputes relating to Remediation.

            (iv)  Within ten (10) days of the selection of the Environmental Neutral, the party initiating dispute resolution shall submit a position paper to the Environmental Neutral and simultaneously to the other party setting forth a description of the dispute and its objections to the other party's claim and any relevant supporting documentation. The other party shall then have ten (10) days to submit a position paper in response, setting forth its description of the matters in dispute and its responses to the initiating party's objections and any supporting documentation. There shall be no depositions or other discovery undertaken in connection with the dispute resolution, and a hearing shall be held by the Environmental Neutral only if the Environmental Neutral determines that a hearing is necessary. If a party prevails with respect to every position that it asserts to the Environmental Neutral in a dispute resolution under this Section, it shall be entitled to payment of all of its costs arising from the dispute resolution by the non-prevailing party, which costs shall include, but not be limited to, consultants' and attorneys' fees and the fees of the Environmental Neutral. Otherwise, the cost of the Environmental Neutral shall be split by the parties, and each party shall bear their own expenses. Notwithstanding any other provision of this Section 12.4, the parties agree to use their reasonable best efforts to conform all the deadlines set forth herein to any deadlines established by a Governmental Body with respect to the environmental matter in dispute, and that any Indemnified Person's payment of any costs with respect to such matter prior to the conclusion of the dispute resolution process shall in no way prejudice its ability to obtain indemnification for such sums.

            (v)   The parties hereby submit to the exclusive jurisdiction of the Delaware Courts for the purpose of obtaining an order to compel arbitration, or temporary restraining order, and enforcement of any award issued under this Section 12.4(i). The Environmental Neutral will be required to follow the substantive law of the State of Delaware, federal law as enunciated by the federal courts situated in the Third Circuit, and all federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney client work product doctrine, except that the Environmental Laws and cleanup standards of the jurisdiction in which the Real Property is located shall apply to the extent relevant to the Dispute.

        12.5 Enforcement of Section 10.4 of this Agreement. Seller acknowledges and agrees that Buyer would be irreparably and immediately damaged if Section 10.4 is not performed in accordance with their specific terms and that any breach of Section 10.4 by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce Section 10.4 of this Agreement by a decree of specific performance and such injunctive relief as the court or arbitral tribunal may allow to prevent breaches or threatened breaches of any of the provisions of this Agreement. Seller agrees that it will waive, in any action for specific performance, the defense of adequacy of a remedy at law and that Buyer will be entitled, in addition to any other remedy to which it may be entitled in arbitration, to compel specific performance of this Agreement in any action instituted hereunder.

        12.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements (including without limitation the Exclusivity Agreement dated February 8, 2005, as amended on April 7, 2005, between Seller and Buyer and the Nondisclosure and Confidentiality Agreement dated August 18, 2004 between Seller and Regal Cinemas, Inc.), whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

        12.8 Disclosure Schedule.

          (a)   The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule, the statements in this Agreement will control.

          (b)   The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

        12.9 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate or subsidiary of Buyer; provided that Buyer shall remain liable with such assignee for the payment of the Purchase Price hereunder and for the payment and performance for all of its indemnity obligations under Article 11. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9.

        12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        12.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Schedules" refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedule.

        12.12 Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

        12.13 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Buyer:
REGAL ENTERTAINMENT GROUP
By:	/s/ MICHAEL L. CAMPBELL Name: Michael L. Campbell Title: Co-Chief Executive Officer
Seller:
EASTERN FEDERAL CORPORATION
By:	/s/ CARTER D. MEISELMAN Name: Carter D. Meiselman Title: President
MOVIES AT NORTH HILLS, LLC
By:	Eastern Federal Corporation, Its Manager
By:	/s/ CARTER D. MEISELMAN Name: Carter D. Meiselman Title: President

        TO: Regal Entertainment Group, as Buyer, and Eastern Federal Corporation, as Seller

        The undersigned hereby acknowledges receipt of a fully executed copy of the Asset Purchase Agreement dated as of April 27, 2005 (the "Purchase Agreement") between Seller and Buyer. The undersigned agrees to serve as the Closing Escrow Holder pursuant to the terms of the Purchase Agreement.

Dated: April 27, 2005	FIRST AMERICAN TITLE COMPANY
	By:	/s/ GLEN M.W. TROWBRIDGE Name: Glen M. W. Trowbridge Its: Vice President

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  Exhibit 10.1
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
RECITALS